SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 11-K

☑	ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the year ended December 31, 2006
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                     to
Commission file number 1-4448
A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
Baxter International Inc. and Subsidiaries
Incentive Investment Plan
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
Baxter International Inc.
One Baxter Parkway
Deerfield, IL 60015
(847) 948-2000

Baxter International Inc.
and Subsidiaries
Incentive Investment Plan
Financial Statements and Supplemental Schedules
December 31, 2006 and 2005

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Index
December 31, 2006 and 2005

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrative Committee of
the Baxter International Inc. and Subsidiaries Incentive Investment Plan
In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the “Plan”) at December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As further described in Note 2, the Plan adopted FASB Staff Position Nos. AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans,” as of December 31, 2006 and 2005.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) and Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois
June 25, 2007

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Statements of Net Assets Available for Benefits
December 31, 2006 and 2005

	2006	2005

Assets
Investments
Cash and cash equivalents	$33,168,843	$31,118,478
Common stock (including securities on loan of $17,081,644 in 2006 and $19,097,230 in 2005)	481,186,522	461,907,223
U.S. government and government agency issues	36,187,676	35,492,806
Corporate and other obligations (including securities on loan of $16,775,414 in 2006 and $11,742,965 in 2005)	42,547,956	38,886,788
Commingled funds	378,735,234	298,634,721
Registered investment companies	13,602,410	11,663,581
Participant loans	29,619,239	29,575,488
Synthetic guaranteed investment contracts (including securities on loan of $52,382,101 in 2006 and $93,799,223 in 2005)	612,875,198	621,691,044
Collateral held on loaned securities	87,326,904	126,971,898

Total investments at fair value	1,715,249,982	1,655,942,027

Receivables
Accrued interest and dividends	2,922,904	2,984,702
Due from brokers for securities sold	318,298	235,820

	3,241,202	3,220,522

Total assets	1,718,491,184	1,659,162,549

Liabilities
Accounts payable	2,826,722	2,747,092
Due to brokers for securities purchased	1,090,257	493,675
Collateral to be paid on loaned securities	87,326,904	126,971,898

Total liabilities	91,243,883	130,212,665

Net assets available for benefits, at fair value	1,627,247,301	1,528,949,884
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(27,502,635)	(49,731,043)

Net assets available for benefits	$1,599,744,666	$1,479,218,841

The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2006 and 2005

	2006	2005

Additions to net assets attributed to
Investment income
Interest	$36,837,148	$35,005,489
Participant loan interest	1,943,886	1,619,102
Dividends	6,805,226	5,890,923
Net appreciation in fair value of investments	114,810,943	58,542,900

	160,397,203	101,058,414

Contributions
Sponsor	22,683,169	22,051,130
Participant	65,392,572	59,325,689

	88,075,741	81,376,819

Transfer from other plan	—	3,123,809

Total additions	248,472,944	185,559,042

Deductions from net assets attributed to
Benefits paid	123,741,653	116,792,825
Plan expenses	4,205,466	4,171,025

Total deductions	127,947,119	120,963,850

Net increase	120,525,825	64,595,192
Net assets available for benefits
Beginning of year	1,479,218,841	1,414,623,649

End of year	$1,599,744,666	$1,479,218,841

The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2006 and 2005

1.	General Description of the Plan

The following description of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

The Plan allows tax deferred contributions in compliance with Section 401(k) of the Internal Revenue Code. Eligible participants may make pre-tax contributions up to 20% of their eligible annual compensation within certain limitations. The Plan sponsor, Baxter International Inc. (“Baxter”), matches participant contributions up to a maximum of 3% of the employee’s compensation. Participant contributions and Plan sponsor matching contributions are fully vested and nonforfeitable at all times. Participants may borrow up to the lesser of $50,000 or 50% of their account balance. The loans are secured by the balance in the participant’s account and bear interest at variable rates as outlined in the Plan agreement.

Participants or their beneficiaries may elect lump-sum benefit payments, or benefits may be paid in installments. Subject to certain provisions specified in the Plan agreement, employed participants may withdraw their pre-tax contributions and related earnings in cases of financial hardship.

Upon enrollment in the Plan, a participant may direct contributions to any of eight investment options: Stable Income Fund, Baxter Common Stock Fund, Composite Fund, General Equity Fund, S&P 500 Flagship Fund, International EAFE Equity Index Fund, Small Cap Fund and the Self-Managed Fund. In addition, certain participants may maintain shares received in connection with Baxter’s 1996 spin-off of Allegiance Corporation (“Allegiance”), which were subsequently converted into common shares of Cardinal Health Inc. (“Cardinal”) upon Cardinal’s acquisition of Allegiance in 1999. These shares are maintained in the Cardinal Health Common Stock Fund. Additionally, certain participants maintain shares in Edwards Lifesciences Corporation. These shares were placed into the Edwards Lifesciences Common Stock Fund in connection with Baxter’s 2000 spinoff of its cardiovascular business. Participants are not able to make contributions to the Cardinal Health Common Stock Fund or the Edwards Lifesciences Common Stock Fund.

2.	Summary of Significant Accounting Policies

New Accounting and Disclosure Standard
The Plan adopted Financial Accounting Standards Board Staff Position Nos. AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”) for the plan year ending December 31, 2006. The FSP requires that the Statement of Net Assets Available for Benefits present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis for fully benefit-responsive investment contracts. As required, the FSP was applied retroactively to the Statement of Net Assets Available for Benefits as of December 31, 2005. The adoption of the FSP had no impact on net assets. See Synthetic Guaranteed Investment Contracts section below for further information.

Basis of Accounting
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Accordingly, investment income is recognized when earned and expenses are recognized when incurred.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2006 and 2005

Valuation of Investments
The valuation of Plan investments is determined as follows:

Cash and cash equivalents	Value based on cost which approximates fair value

Common stock:

Traded on national exchanges	Value based on composite pricing of all national closing sales prices on the valuation date

Traded on over-the-counter market	Value based on last reported sale price defaulting to bid quotations

U.S. government and government agency issues	Value based on the last reported sale price from a national security exchange on the valuation date

Corporate and other obligations	Value based on the last reported sale price from a national security exchange on the valuation date

Commingled funds	Value based on closing prices of the underlying securities on the valuation date

Registered investment companies	Value based on the last reported sale price from a national security exchange on the valuation date

Participant loans	Valued based on outstanding principal balance which approximates fair value

Synthetic guaranteed investment contracts	Value based on closing prices of the underlying securities on the valuation date

Collateral held on loaned securities	Value based on cost which approximates fair value
Income Recognition
Plan investment return includes dividend and interest income, gains and losses on sales of investments and unrealized appreciation or depreciation of investments. Purchases and sales of investments are recorded on a trade date basis. Dividends are recorded on the ex-dividend date.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2006 and 2005

The financial statements reflect the net appreciation or depreciation in the fair value of the Plan’s investments. This net appreciation or depreciation consists of realized gains and losses calculated as the difference between proceeds from a sales transaction and cost determined on a moving average basis, and unrealized gains and losses calculated as the change in the fair value between beginning of the year (or purchase date if later) and the end of the year.

Synthetic Guaranteed Investment Contracts
The Plan holds synthetic guaranteed investment contracts (“GICs”) as part of the Stable Income Fund. The synthetic GICs provide for a fixed return on principal over a specified time through fully benefit-responsive contracts issued by Aegon Institutional Markets and Bank of America NT & SA. The portfolio of assets underlying the synthetic GICS primarily includes U.S government and government agency issues, corporate and other bonds, and commingled trust funds.

The fair value of the synthetic GICs equals the total of the fair value of the underlying assets plus the fair value of the wrapper contracts. The fair value of the wrapper contracts is computed using a replacement cost approach that incorporates a comparison of the current fee rate on similar wrapper contracts to the fee being paid by the Plan. Using this approach, the fair value of the wrapper contracts was zero at both December 31, 2006 and 2005.

Fully benefit-responsive synthetic GICs are valued at contract value, rather than fair value, for determining the net assets available for benefits. Contract value represents contributions, plus earnings, less participant withdrawals and administrative expenses. The wrapper contracts used by the Plan are fully benefit-responsive because the wrapper contract issuers are contractually obligated to make up any shortfall in the event that the underlying asset portfolio has been liquidated and is inadequate to cover participant withdrawals and transfers at contract value. There are currently no reserves against contract values for credit risk of the contract issuers or any other risk. The contract value for the synthetic GICs was $585,372,563 and $571,960,001 at December 31, 2006 and 2005, respectively.

The crediting interest rate, which is reset quarterly, can never fall below zero. The crediting rate formula smoothes the impact of interest rate changes on participant returns by amortizing any difference between market value and book value over a period of years equal to the duration of the portfolio benchmark. The average yield on the synthetic GICs was approximately 4.48% and 2.14% at December 31, 2006 and 2005, respectively. The average interest rate credited to participants on the synthetic GICs was approximately 4.73% and 4.49%, respectively, for the years ended December 31, 2006 and 2005. Credit ratings for both issuers of the synthetic GICs at December 31, 2006 and 2005 were AA.

Events that lead to market value withdrawals that exceed 20 percent of the contract value would limit the ability of the Plan to transact at contract value with participants. These events include restructurings, early retirement plans, divestitures, bankruptcies or as the result of legal, tax or regulatory changes. The Plan sponsor believes that the occurrence of any such event is remote.

The wrapper providers can only terminate at a value different than contract value under an event of default (that was not remedied) such as failure to follow the terms of the contract. If a wrapper provider would like to exit the contract for another reason, the Plan can maintain the contract through an extended termination process designed to ensure continued benefit-responsive treatment for withdrawals.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2006 and 2005

Payment of Benefits Benefits are recorded when paid.

Other Due from or due to brokers for securities sold or purchased, respectively, represent the net cash value of security trades initiated but not yet settled at each respective year-end.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.

Risks and Uncertainties
The Plan provides for various investment options which invest in any combination of registered investment companies, U.S. government and government agency issues, corporate and other obligations, common stock, commingled funds, synthetic guaranteed investment contracts and short-term investments. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits. Individual participants’ accounts bear the risk of loss resulting from fluctuations in investment values.

3.	Eligibility Requirements

Employees become eligible to participate in the Plan as of the first day of the month following the completion of thirty days of employment. Eligible employees are those who meet the following requirements:
A.	U.S. employees of Baxter or its subsidiaries which have adopted the Plan;

B.	U.S. employees not covered by a collective bargaining agreement unless the agreement provides for coverage under the Plan; and

C.	U.S. employees who are not leased employees.
4.	Administration of the Plan

State Street Bank and Trust Company (the “Trustee”) serves as trustee and Citistreet LLC serves as recordkeeper for the Plan.

The Administrative Committee administers the Plan. The Investment Committee has authority, responsibility and control over the management of the assets of the Plan. Members of both committees are appointed by the Board of Directors of Baxter and are employees of Baxter.

Substantially all investment manager, trustee and administrative fees incurred in the administration of the Plan were paid from the assets of the Plan.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2006 and 2005

5.	Investments

Investments representing five percent or more of the Plan’s net assets available for benefits at December 31, 2006 and 2005 are summarized as follows:

	2006	2005

Baxter Common Stock, 3,054,026 shares and 3,387,837 shares at December 31, 2006 and 2005, respectively	$141,676,250	$127,552,068
S&P500 Flagship Fund	190,704,647	171,590,245
International EAFE Equity Index Fund	107,860,515	66,909,749
Investments as of December 31, 2006 and 2005 are segregated into various investment fund options as follows:

	2006	2005

Cash (available for investment)	$2,319,204	$2,277,049
Stable Income Fund	624,175,516	627,100,610
Baxter Common Stock Fund	143,768,460	134,101,457
Composite Fund	169,420,156	168,713,436
General Equity Fund	213,002,241	203,616,384
Cardinal Health Common Stock Fund	13,053,966	15,656,923
S&P500 Flagship Fund	191,119,118	171,590,245
International EAFE Equity Index Fund	108,219,284	67,137,153
Edwards Lifesciences Common Stock Fund	10,980,586	11,239,586
Small Cap Fund	79,995,302	60,019,682
Self-Managed Fund	42,250,006	37,942,116
Loan Fund	29,619,239	29,575,488
Collateral held on loaned securities	87,326,904	126,971,898

Total investments at fair value	1,715,249,982	1,655,942,027

Adjustment from fair value to contract value for Stable Income Fund	(27,502,635)	(49,731,043)

Total investments	$1,687,747,347	$1,606,210,984

The fund amounts above include $30,849,639 and $28,841,429 of cash and cash equivalents at December 31, 2006 and 2005, respectively, which are awaiting investment in their respective portfolios. These amounts are primarily maintained in the State Street Bank Short-Term Investment Fund.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2006 and 2005

Net appreciation (depreciation) in fair value for each significant class of investment, which includes realized and unrealized gains and losses, is as follows:

	2006	2005

U.S. government and government agency issues	$15,044	$(472,779)
Corporate and other obligations	244,970	(900,695)
Baxter common stock	27,164,364	11,180,872
Other common stock	28,564,197	29,349,284
Registered investment companies	1,029,910	380,801
Commingled funds	57,792,458	19,005,417

	$114,810,943	$58,542,900

6.	Securities Lending Transactions

The Plan participates in a securities lending program with the Trustee. The program allows the Trustee to loan securities, which are assets of the Plan, to approved brokers (the “Borrowers”). The Trustee requires the Borrowers, pursuant to a security loan agreement, to deliver collateral to secure each loan. The Plan bears the risk of loss with respect to any unfavorable change in fair value of the invested cash collateral. However, the Borrower bears the risk of loss related to the decrease in the fair value of the securities collateral and, therefore, would have to deliver additional securities to maintain the required collateral. In the event of default by the Borrower, the Trustee shall indemnify the Plan by purchasing replacement securities equal to the number of unreturned loaned securities or, if replacement securities are not able to be purchased, the Trustee shall credit the Plan for the market value of the unreturned securities. In each case, the Trustee would apply the proceeds from the collateral for such a loan to make the Plan whole.

The collateral received pursuant to securities lending transactions is reflected on the Statements of Net Assets Available for Benefits as both an asset and a liability, and has no effect on the net assets available for benefits of the Plan.

As of December 31, 2006 and 2005, the Plan had securities on loan with a market value of $86,239,159 and $124,639,418, respectively, with cash collateral received of $87,326,904 and $126,971,898, respectively. Cash collateral was invested in a short -term commingled investment fund as of December 31, 2006 and 2005.

Non-cash collateral of $802,508 and $260,330 received for securities on loan at December 31, 2006 and 2005, respectively, consisted of U.S. government and government agency issues held by the Trustee on behalf of the Plan. A portion of the income generated upon investment of cash collateral is remitted to the Borrowers, and the remainder is allocated between the Plan and the Trustee in its capacity as a security agent. Securities lending income allocated to the Plan amounted to $239,526 and $143,310 for 2006 and 2005, respectively. Securities lending income is classified as interest income in the Statements of Changes in Net Assets Available for Benefits.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2006 and 2005

7.	Plan Termination

Although it has not expressed any intent to do so, the Plan sponsor has the right under the Plan to reduce, suspend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of the ERISA. The termination of the Plan would not reduce the interest of any participating employee or their beneficiaries accrued under the Plan up to the date of such termination.

8.	Tax Status of the Plan

The Internal Revenue Service has determined and informed the Plan sponsor by a letter dated July 19, 2006 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the “IRC”). The Plan has been amended since the date of the determination letter. The Plan sponsor believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

9.	Related Parties

At December 31, 2006 and 2005, the Plan held units of participation in certain common/collective trust funds and short-term investment funds of State Street Bank and Trust Company, the Plan trustee, shares of common stock of Baxter, the Plan sponsor, loans with participants, units of commingled funds and registered investment companies managed by Pacific Investment Management Company, an investment manager for the Plan, and shares of common stock and fixed income securities in various affiliates of Citistreet LLC, the recordkeeper. These transactions are allowable party-in-interest transactions under ERISA and the regulations promulgated thereunder.

10.	Plan Merger

During 2001, Baxter acquired Sera-Tec Biologicals, L.P. The Sera-Tec Biologicals 401(k) Plan was merged into the Plan effective July 2005. As a result of this merger, total assets of approximately $3.1 million were transferred into the Plan.

11.	Plan Amendment

During 2006, Baxter amended the Plan in response to changes made to its U.S. qualified defined benefit pension plan. Employees hired on or after January 1, 2007 will receive a higher level of company contributions (an additional non-matching 3% of the employee’s compensation) in the Plan but will not be eligible to participate in the pension plan. In addition, these employees will automatically have 3% of their annual salary contributed to the Plan if they do not enroll in the Plan within 60 days of their hire date. Employees hired prior to January 1, 2007 who were not fully vested in the pension plan as of December 31, 2006 were required to elect, by February 15, 2007, to either continue their participation in the pension plan and the Plan, or to cease earning additional service in the pension plan as of December 31, 2006 and participate in the higher level of company contributions in the Plan. There was no change to the plans for employees who were fully vested in the pension plan as of December 31, 2006.

SUPPLEMENTAL SCHEDULES

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

Identity of Issue	Description of Investment	Cost**	Current Value

Cash and Cash Equivalents:

*	SSGA MONEY MARKET FUND	Short-Term Investment Fund		$7,366,161
*	State Street Bank + Trust Co	Short-Term Investment Fund		25,443,915
	US Dollar	US Dollar		358,767

	Cash and cash equivalents			$33,168,843

Common Stock:

	21ST CENTURY HLDG CO	Common Stock		18,881
	3COM CORP	Common Stock		3,699
	3DICON CORP	Common Stock		2,500
	3M COMPANY	Common Stock		21,374
	8X8 INC	Common Stock		2,340
	ABB LTD SPONSORED ADR	Common Stock		17,980
	ABBOTT LABORATORIES	Common Stock		157,877
	ABIOMED INC	Common Stock		3,736
	ABN AMRO HLDG N V SPONSORED ADR	Common Stock		1,602
	ACACIA RES CORP AR COMBIMATRIX COM	Common Stock		791
	ACADIA PHARMACEUTICALS INC	Common Stock		6,153
	ACCLAIM ENTERTAINMENT INC	Common Stock		4
	ACCO BRANDS CORP COM	Common Stock		185
	ACERGY S A SPONSORED ADR	Common Stock		7,632
	ACME PACKET INC COM	Common Stock		18,370
	ACTIVIDENTITY CORP COM	Common Stock		253
	ACTIVISION INC	Common Stock		5,172
	ADAPTIVE BROADBAND CORP	Common Stock		30
	ADC TELECOMMUNICATNS INC COM NEW	Common Stock		6,204
	ADEPT TECHNOLOGY INC COM NEW	Common Stock		5,738
	ADOBE SYS INC	Common Stock		5,675
	ADVANCED MICRO DEVICES INC	Common Stock		196,683
	ADVANCED MICRO DEVICES	Common Stock	1,815,454	1,357,450
	ADVANCED PHOTONIX INC CL A	Common Stock		13,662
	ADVANTAGE ENERGY INCOME	Common Stock		3,175
	ADVENT/CLAYMORE ENHANCED GROWTH & INCOME FD	Common Stock		5,437
	AES CORP	Common Stock	813,564	1,100,461
	AETNA INC	Common Stock	584,569	890,516
	AFFYMETRIX INC	Common Stock		2,306
	AFLAC INC	Common Stock		31,128
	AGERE SYS INC COM	Common Stock		4,582
	AK STEEL HLDG CORP	Common Stock		13,148
	AKAMAI TECHNOLOGIES	Common Stock	1,045,763	1,116,478
	AKAMAI TECHNOLOGIES INC	Common Stock		25,657
	AKSYS LTD	Common Stock		161
	ALCATEL LUCENT SPON ADR	Common Stock		67,545
	ALCOA INC	Common Stock		16,205
	ALCON INC	Common Stock	2,516,561	3,363,859
	ALJ REGL HLDGS INC	Common Stock		300
	ALKERMES INC	Common Stock		6,685
	ALLEGHENY TECH INC	Common Stock		22,942
	ALLIANCE FIBER OPTIC PRODUCTS INC	Common Stock		4,080
	ALLIANCE PHARMACEUTICAL CORP COM	Common Stock		138
	ALLIED CAPITAL CORP	Common Stock		6,536
	ALLIED WASTE INSDS COM	Common Stock		6,145
	ALLOS THERAPEUTICS INC	Common Stock		31,882
	ALMADEN MINERALS LTD	Common Stock		4,500
	ALMOST FAMILY INC	Common Stock		12,050
	ALON USA ENERGY INC COM	Common Stock		9,208
	ALTAIR NANOTECH INC	Common Stock		2,761
	ALTEON INC	Common Stock		5,475
	ALTRIA GROUP	Common Stock	3,325,582	3,793,841
	ALTRIA GROUP INC	Common Stock		136,928
	ALVARION LTD	Common Stock		3,360
	AMAZON.COM INC	Common Stock		1,342
	AMDOCS LTD ORD	Common Stock		7,750
	AMER INTL GROUP INC	Common Stock		4,443
	AMERICA MOVIL SAB DE CV	Common Stock	1,781,491	2,378,321
	AMERICA MOVIL SERIES L ADR	Common Stock		16,597
	AMERICAN CAPITAL STRATEGIES	Common Stock		12,572

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2006

	AMERICAN ELECTRIC POWER	Common Stock	618,523	710,076
	AMERICAN INTL GROUP	Common Stock	6,622,032	7,304,488
	AMERICAN ORIENTAL BIOENGINEERING INC	Common Stock		21,123
	AMERICAN SAFETY INS	Common Stock		18,550
	AMERICAN SCIENCE & ENGR INC	Common Stock		11,902
	AMERISOURCEBERGEN CORP	Common Stock	918,043	878,424
	AMGEN INC	Common Stock		112,302
	AMPCO PITTSBURGH CORP	Common Stock		21,981
	ANALOG DEVICES INC	Common Stock		4,930
	ANDREA ELECTRONICS CORP FRMLY ANDREA RADIO CORP	Common Stock		105
	ANHEUSER BUSCH COMPANIES INC	Common Stock		2,952
	ANTIGENICS INC DEL	Common Stock		229
	AON	Common Stock	117,406	1,300,733
	APACHE	Common Stock	889,874	885,999
	APOLLO GROUP INC	Common Stock		2,338
	APPLE COMPUTER INC	Common Stock		144,313
	APPLE INC	Common Stock	3,430,277	6,061,106
	APPLERA CORP. - APPLIED BIOSYS GROUP	Common Stock		7,338
	APPLIED DIGITAL SOLUTIONS INC COM	Common Stock		42,359
	APPLIED MATERIALS INC	Common Stock		14,944
	APPLIED MICRO CIRCUITS CORP CDT	Common Stock		1,691
	APT SATELLITE HOLDING LTD	Common Stock		930
	AQUA AMERICA INC	Common Stock		2,301
	ARCELOR MITTAL	Common Stock	1,196,197	1,207,028
	ARCHER DANIELS MIDLAND	Common Stock		26,318
	ARENA PHARMACEUTICALS INC	Common Stock		775
	ARES CAP CORP COM	Common Stock		6,022
	ARIBA INC COM NEW	Common Stock		1,285
	ARIES MARITIME TRANSPORT LIMITED SHS	Common Stock		4,585
	ARKANSAS BEST CORP	Common Stock		10,800
	ARMOR HLDGS INC DEL	Common Stock		2,742
	AROTECH CORP COM NEW	Common Stock		433
	ARRHYTHMIA RESEARCH TECHNOLOGY INC	Common Stock		14,679
	ASTA FUNDING INC	Common Stock		15,220
	ASTRAZENECA PLC- SPONS ADR	Common Stock		2,410
	AT&T INC	Common Stock	1,226,543	1,675,646
	AT&T INC COM	Common Stock		53,518
	ATARI INC	Common Stock		2,736
	ATHEROGENICS INC	Common Stock		3,964
	ATSI COMMUNICATIONS INC COM NEW	Common Stock		31
	AUDIOCODES LTD	Common Stock		1,874
	AUTODESK INC	Common Stock		1,416
	AUTOMATIC DATA PROCESSING INC	Common Stock		14,775
	AUTOZONE INC NEV	Common Stock		13,058
	AVANEX CORP	Common Stock		1,890
	AVANIR PHARMACEUTICALS	Common Stock		2,749
	AVI BIOPHARMA INC	Common Stock		954
	AVIS BUDGET GROUP INC	Common Stock		1,518
	B & G FOODS INC	Common Stock		6,006
	BACK YD BURGERS INC	Common Stock		8,925
	BACKWEB TECHNOLOGIES LTD	Common Stock		779
*	BANK AMERICA CORP	Common Stock	4,798,300	5,605,919
	BANK NEW YORK INC	Common Stock		9,477
*	BANK OF AMERICA CORP	Common Stock		110,080
	BARCLAYS BK PLC	Common Stock		1,364
	BARR LABS INC	Common Stock		11,227
*	BAXTER INTERNATIONAL	Common Stock		141,676,250
	BAYER AG	Common Stock		11,910
	BEA SYSTEMS INC	Common Stock		126
	BEACON PWR CORP COM	Common Stock		15,840
	BEMA GOLD CORP	Common Stock		47,250
	BERKSHIRE HATHAWAY INC	Common Stock		54,990
	BERKSHRE HATHAWAY INC	Common Stock	1,191,469	1,628,010
	BEST BUY INC	Common Stock		54,502
	BG GROUP PLC	Common Stock		6,844
	BHP BILLITON LTD	Common Stock		75,525
	BIOCRYST PHARMACEUTICALS INC	Common Stock		23,120
	BIOGEN IDEC INC	Common Stock		27,546
	BIOMERICA INC	Common Stock		5,600
	BIOMET INC	Common Stock		3,095
	BIOMIRA INC	Common Stock		1,140
	BIOPURE CORP	Common Stock		144
	BJ SERVICES CO COM	Common Stock		1,410
	BJ SVCS CO	Common Stock	659,123	595,997
	BLACK & DECKER CORP	Common Stock	926,911	907,481
	BLACK BOX CORP	Common Stock		2,100

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

BLACKBAUD INC	Common Stock		7,347
BLACKROCK CORPORATE HIGH YIELD	Common Stock		2,680
BLOCK (H&R) INC	Common Stock		9,966
BO PLC	Common Stock	2,961,637	3,032,499
BOEING CO	Common Stock	6,384,780	7,635,533
BOEING CO	Common Stock		17,768
BOOKHAM INC COM	Common Stock		407
BORDERS GROUP MICHIGAN INC	Common Stock		898
BOSTON SCIENTIFIC	Common Stock		162,282
BOSTON SCIENTIFIC CORP	Common Stock	1,208,787	957,821
BP AMOCO PLC	Common Stock		10,065
BRADLEY PHARMACETLS INC CL A	Common Stock		1,235
BRAODCOM CORP	Common Stock	2,640,309	3,221,706
BRIGGS & STRATTON CORP	Common Stock		13,475
BRISTOL MYERS SQUIBB	Common Stock		31,222
BRITISH AWYS PLC ADR 2ND INSTALLMENT	Common Stock		13,735
BROADCOM CORP CL A	Common Stock		65,589
BROADWING CORP COM	Common Stock		54,889
BROCADE COMMUNICATIONS SYS INC	Common Stock		82
BORG WARNER	Common Stock	729,894	710,512
BROOKFIELD ASSET MGMT INC COM	Common Stock		4,834
BROOKFIELD HOMES CORP	Common Stock		74
BROOKLINE BANCORP INC DEL COM	Common Stock		7,652
BROWN FORMAN CORP CL B NON VTG	Common Stock		2,318
BRYN MAWR BK CORP	Common Stock		2,364
BSI2000 INC	Common Stock		15
BUILDERS FIRSTSOURCE INC COM	Common Stock		1,605
C S X CORP	Common Stock		12,134
CAL MAINE FOODS INC	Common Stock		8,580
CALAMOS CONV OPPORTU NITIES & INCOME FD	Common Stock		10,296
CALAMP CORP	Common Stock		106,563
CALLWAVE INC DEL	Common Stock		1,345
CALPINE CORP	Common Stock		4,777
CAMBRIDGE DISPLAY TECHNOLOGY INC	Common Stock		535
CAMECO CORP	Common Stock		2,023
CAMPBELL SOUP CO	Common Stock		100
CANETIC RES TR COM	Common Stock		7,773
CAPSTEAD MORTGAGE CORP	Common Stock		4,150
CAPSTONE TURBINE CORP	Common Stock		12,300
CARDIAC SCIENCE CORP	Common Stock		242
CARDINAL COMM INC	Common Stock		5
CARDINAL HEALTH INC	Common Stock		12,971,065
CARDIOTECH INTL INC	Common Stock		975
CARMAX INC	Common Stock		20,058
CARNIVAL CORP PAIRED & 1 TR SH BEN INT P&O PRINCESS SPL VTG TR	Common Stock		4,905
CASCADE BANCORP	Common Stock		25,196
CATERPILLAR INC	Common Stock		650,098
CBIZ INC COM	Common Stock		1,673
CBS CORP	Common Stock	2,715,097	3,310,557
CBS CORP NEW CL B	Common Stock		25,117
CDC CORPORATION	Common Stock		47,500
CECO ENVIRONMENTAL CORP	Common Stock		4,485
CELGENE CORP	Common Stock		21,229
CELL GENESYS INC	Common Stock		203
CELL THERAPEUTICS INC	Common Stock		525
CEMEX S A SPONS ADR NEW REP ORD	Common Stock		10,017
CENTERPLATE INC	Common Stock		7,600
CENTRAL FD CDA	Common Stock		20,548
CENVEO INC	Common Stock		16,960
CERADYNE INC	Common Stock		3,503
CERUS CORP	Common Stock		20,510
CHAPARRAL STL CO DEL COM	Common Stock		6,662
CHARTER COMM INC DEL CL A	Common Stock		4,896
CHESAPEAKE ENERGY CORPORATION OKLAHOMA	Common Stock		1,687,846
CHEVRON CORP	Common Stock	3,145,752	3,889,036
CHEVRONTEXACO CORP	Common Stock		73,640
CHICAGO MERCANTILE EXCHANGE	Common Stock	937,549	1,056,305
CHINA ENERGY SVGS TECHNOLOGY INC	Common Stock		80
CHINA FD INC	Common Stock		10,254
CHINA MOBILE LTD SPONS ADR	Common Stock		12,966
CHINA PETEROLEUM & CHEM CORP	Common Stock		17,046
CHINA PRECISION STL INC	Common Stock		11,287
CHINA YUCHAI INTERNATIONAL LTD	Common Stock		13,780
CHUBB CORP	Common Stock	1,770,113	2,109,268
CIENA CORP COM NEW DELAWARE	Common Stock		55
CIGNA	Common Stock	520,052	1,090,558
CINCINNATI FINL CORP	Common Stock		2,265
CIPHERGEN BIOSYSTEMS INC	Common Stock		74,760

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	CISCO SYS INC	Common Stock		413,202
	CISCO SYSTEMS	Common Stock	896,117	1,186,602
	CISCO SYSTEMS INC	Common Stock	3,578,786	4,120,744
*	CITIGROUP	Common Stock	5,789,609	6,644,987
*	CITIGROUP INC	Common Stock		127,332
	CITIZENS COMMUNICATIONS CO	Common Stock		13,091
	CLARENT CORP	Common Stock		2
	CLOROX	Common Stock	1,235,012	1,392,618
	CMGI INC	Common Stock		5,360
	CNOOC LTD SPONSORED ADR	Common Stock		136
	COACH INC	Common Stock		25,776
	COASTAL FINL CP	Common Stock		10,807
	COCA COLA BOTTLING CO	Common Stock		4,380
	COCA COLA CO	Common Stock		11,123
	COGENT INC	Common Stock		550
	COGNIZANT TECHNOLOGY SOLUTIONS INC	Common Stock		25,000
	COHEN & STEERS PREM INCOME RLTY FD INC	Common Stock		16,726
	COLGATE-PALMOLIVE CO	Common Stock		3,262
	COMCAST CORP	Common Stock	2,297,683	3,554,003
	COMCAST CORP NEW	Common Stock	2,902,739	3,087,023
	COMDISCO HLDG CO INC	Common Stock		250
	COMMERCE GROUP INC MASS	Common Stock		2,975
	COMMTOUCH SOFTWARE LTD	Common Stock		600
	COMPANHIA SIDERURGICA NACIONAL	Common Stock		7,674
	COMPANHIA VALE DO RIO DOCE SPONS ADR	Common Stock		1,190
	COMPASS MINERALS INTL INC	Common Stock		15,464
	COMPUCREDIT CORP	Common Stock		7,962
	COMPUWARE CORP	Common Stock		8,330
	CONAGRA FOODS INC	Common Stock		8,100
	CONEXANT SYSTEMS, INC.	Common Stock		2,244
	CONOCOPHILLIPS	Common Stock	3,129,691	3,741,572
	CONOCOPHILLIPS	Common Stock		146,778
	CONSOL ENERGY INC	Common Stock		36
	CONSULIER ENGINEERNG INC COM PAR $0.01	Common Stock		7,410
	CONTANGO OIL & GAS INC COM NEW	Common Stock		14,304
	CONTINENTAL AIRLS INC CL B	Common Stock		20,625
	COOPER INDUSTRIES	Common Stock	244,914	303,392
	CORAUTUS GENETICS INC COM	Common Stock		83
	CORNING INC	Common Stock	1,150,966	1,251,746
	CORNING INC	Common Stock		32,468
	CORPORATE EXECUTIVE BRD CO	Common Stock		965
	COSTCO WHOLESALE CORP	Common Stock		370
	COTHERIX INC	Common Stock		1,349
	COUNTRYWIDE FINANCIAL	Common Stock	126,834	125,664
	COVAD COMMUNICATIONS GROUP INC	Common Stock		138
	CREDIT SUISSE GROUP	Common Stock	2,750,779	3,087,856
	CREE INC	Common Stock		3,464
	CROWN CASTLE INTL	Common Stock	400,962	481,274
	CRYOLIFE INC	Common Stock		6,120
	CRYSTALLEX INTL CORP	Common Stock		15,837
	CSX CORP	Common Stock	882,313	1,127,945
	CUMBERLAND RES LTD	Common Stock		11,280
	CVS CORP DEL	Common Stock		11,684
	D R HORTON INC	Common Stock		7,947
	DAIMLER CHRUSLER	Common Stock	750,706	933,195
	DAIMLERCHRYSLER AG ORD	Common Stock		7,375
	DANA CORP	Common Stock		1,390
	DARDEN RESTAURANTS	Common Stock		4,017
	DATALINK CORP	Common Stock		1,579
	DECODE GENETICS INC	Common Stock		4,530
	DEERE & CO	Common Stock		15,035
	DEERFIELD TRIARC CAP CORP COM	Common Stock		10,429
	DEFERAL HOME LOAN MTG	Common Stock	2,452,080	2,566,145
	DELCATH SYSTEMS INC COM	Common Stock		14,800
	DELL INC	Common Stock		11,667
	DELPHI AUTOMOTIVE SYSTEMS	Common Stock		621
	DELTA AIR LINES INC	Common Stock		4,623
	DENDREON CORP	Common Stock		12,510
	DHB INDUSTRIES INC	Common Stock		295
	DIAMOND OFFSHORE DRILLING INC	Common Stock		8,007
	DIGI INTL INC	Common Stock		896
	DIGITAL LIGHTWAVE INC	Common Stock		646
	DIOMED HLDGS INC COM NEW	Common Stock		370
	DISCOVERY LAB INC	Common Stock		2,832
	DISNEY WALT	Common Stock	1,057,873	1,423,668
	DISNEY WALT CO DEL (HOLDING COMPANY)	Common Stock		151,987
	DOLLAR GENERAL CORP	Common Stock		4,041
	DOMINION RESOURCES INC	Common Stock		16,215

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

DONNELLEY R R & SONS	Common Stock		3,581
DORAL FINANCIAL CORP	Common Stock		2,870
DOT HILL SYS CORP	Common Stock		393
DOV PHARMACEUTICAL INC	Common Stock		270
DOW CHEMICAL CO	Common Stock		53,266
DRDGOLD LTD SPON ADR	Common Stock		5,400
DRIL QUIP INC	Common Stock		7,832
DU PONT E I DE NEMOURS & CO	Common Stock		38,968
DUKE ENERGY CORP NEW COM	Common Stock		59,944
DUKE REALTY CORP	Common Stock		8,180
DYNCORP INTL INC COM CL A	Common Stock		3,174
DYNEGY INC NEW CL A	Common Stock		19,005
E M C CORP MASS	Common Stock		29,436
E TRADE GROUP INC.	Common Stock		2,242
EAGLE BULK SHIPPING INC	Common Stock		5,309
EASTMAN KODAK CO	Common Stock		18,060
EATON VANCE LTD DURATION INCOME FD	Common Stock		13,898
EBAY INC	Common Stock		41,617
EDGE PETE CORP	Common Stock		1,824
EDWARDS LIFESCIENCES CORP	Common Stock		10,809,174
EL PASO CORP	Common Stock	746,754	1,011,716
EL PASO CORP	Common Stock		458
ELAN CORP PLC ADR	Common Stock		14,750
ELDORADO GOLD CORP	Common Stock		14,580
ELECTRONIC DATA SYSTEMS	Common Stock	1,081,713	1,239,650
EMBARQ CORP COM	Common Stock		3,416
EMCORE CORP	Common Stock		8,295
EMERSON ELECTRIC CO	Common Stock		26,454
EMULEX CORP COM NEW	Common Stock		2,244
ENBRIDGE INC	Common Stock		1,720
ENCORE WIRE CORP	Common Stock		1,805
ENCYSIVE PHARMACEUTICALS INC	Common Stock		4,715
ENDESA -SPONSORED ADR	Common Stock		12,700
ENERGY CONVERSION DEVICES INC	Common Stock		6,796
ENERPLUS RES FD TR UNIT SER G NEW	Common Stock		50,659
ENGLOBAL CORP COM	Common Stock		579
ENI SPA ADR	Common Stock		6,728
ENTERGY CORP	Common Stock	724,831	974,748
ENTERRA ENERGY	Common Stock		2,399
ENTRAVISION COMMUNICATIONS CORP	Common Stock		1,233
ENTREMED INC	Common Stock		656
ENVIRONMENTAL PWR CORP COM NEW	Common Stock		3,097
EON COMMUN CORP	Common Stock		864
EPICOR SOFTWARE CORP	Common Stock		6,755
EPIX PHARMACEUTICALS INC COM NEW	Common Stock		1,380
ESS TECHNOLOGY INC	Common Stock		309
EV3 INC	Common Stock		92,094
EVERGREEN INCOME ADVANTAGE FD COM SHS	Common Stock		3,735
EVERGREEN UTILS & HIGH INCOME FD	Common Stock		2,809
EXELIXIS INC	Common Stock		3,645
EXELON CORP	Common Stock		30,945
EXETER RESOURCE CORP	Common Stock		3,560
EXPEDIA INC DEL COM	Common Stock		11,035
EXPLORATION CO OF DEL INC	Common Stock		13,340
EXPRESS 1 EXPEDITED SOLUTIONS INC	Common Stock		1,905
EXPRESSJET HLDGS INC	Common Stock		8,100
EXXON MOBIL	Common Stock	3,157,229	4,211,790
EXXON MOBIL CORP	Common Stock		30,920
FEDERAL NATL MTG	Common Stock	2,639,381	3,211,490
FEDERATED DEPT STORE INC	Common Stock		12,774
FEDEX CORP	Common Stock		39,853
FINISAR CORP	Common Stock		14,535
FIRST AMERICAN CORP	Common Stock		2,034
FIRST TR MORNINGSTAR DIVID LEADERS INDEX FD SHS	Common Stock		7,056
FISERV INC	Common Stock		6,605
FLAGSTAR BANCORP INC	Common Stock		890
FLANDERS CORP	Common Stock		19,800
FLEXTRONICS INTERNATIONAL	Common Stock	2,164,100	2,177,248
FLORIDA ROCK INDS INC	Common Stock		86,100
FLUOR CORP NEW	Common Stock	1,012,249	982,944
FLUOR CORP NEW	Common Stock		14,768
FOOD TECHNOLOGY SVC INC	Common Stock		1,250
FORBES MEDI-TECH INC	Common Stock		6,326
FORD MTR CO DEL COM	Common Stock		5,708
FORDING CDN COAL TR UNIT	Common Stock		42,026
FOREST LABS INC CL A	Common Stock		6,629
FORTUNE BRANDS INC	Common Stock	635,397	699,355
FORTUNE BRANDS INC	Common Stock		8,112

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

FORTUNET INC	Common Stock		3,036
FOUNDATION COAL HLDGS INC	Common Stock		3,176
FOWARD INDS II	Common Stock		5,028
FPL GROUP INC	Common Stock		5,720
FRANKLIN RES	Common Stock	2,468,491	3,902,747
FRONTIER FINANCIAL CORP	Common Stock		1,754
FRONTLINE LTD	Common Stock		5,151
FUEL SYS SOLUTIONS INC COM	Common Stock		11,040
FUEL TECH INC COM	Common Stock		1,922
FUTUREMEDIA PLC-ADR	Common Stock		97
GAMESTOP CORP NEW CL A	Common Stock		17,360
GAP INC DEL	Common Stock		29,250
GARMIN LTD REG SHS	Common Stock		7,844
GASTAR EXPL LTD	Common Stock		2,150
GATEWAY INC	Common Stock		2,010
GEN VEC INC	Common Stock		2,400
GENCO SHIPPING & TRADING LIMITED SHS	Common Stock		27,940
GENENTECH INC	Common Stock		109,039
GENERAL CABLE CORP	Common Stock		6,119
GENERAL DYNAMICS CORP	Common Stock		18,587
GENERAL ELECTRIC CO	Common Stock	8,193,682	8,635,940
GENERAL ELECTRIC CO	Common Stock		242,584
GENERAL MILLS INC	Common Stock		51,840
GENERAL MOTORS CORP	Common Stock		44,114
GENEREX BIOTECHNOLOGY CORP	Common Stock		7,145
GENETECH INC	Common Stock	2,490,733	3,058,141
GENTA INC	Common Stock		1,170
GENWORTH FINANCIAL	Common Stock	2,555,822	2,747,832
GEOPHARMA INC	Common Stock		2,030
GEORESOURCES INC	Common Stock		1,733
GERDAU SA SPONS ADR	Common Stock		4,800
GETTY IMAGES INC	Common Stock		2,141
GIGAMEDIA LTD	Common Stock		29,310
GILEAD SCIENCES	Common Stock	2,773,145	3,562,319
GILEAD SCIENCES INC	Common Stock		36,750
GLOBAL HIGH INC DLR FD INC	Common Stock		13,990
GLOBAL SOURCES LTD	Common Stock		8,890
GLOBALSANTAFE CORPORATION	Common Stock	1,186,623	1,252,841
GOLDCORP INC NEW	Common Stock		77,812
GOLDMAN SACHS GROUP	Common Stock	2,318,880	3,717,840
GOLDMAN SACHS GROUP INC	Common Stock		19,479
GOODRICH CORP	Common Stock		7,044
GOOGLE INC	Common Stock	4,157,643	6,668,091
GOOGLE INC CL A	Common Stock		59,402
GRANT PRIDECO INC	Common Stock		1,988
GREY WOLF INC	Common Stock		343
GRUPO AEROPORTUARIO DEL SURESTE S A DE S V SPON ADR REPSTG SER B SHS	Common Stock		2,336
GSI GROUP INC CDA	Common Stock		1,938
GYMBOREE CORP	Common Stock		2,099
H & Q HEALTHCARE FD SH BEN INT	Common Stock		3,507
HALLIBURTON CO	Common Stock	2,898,415	3,731,827
HALLIBURTON CO HOLDING CO	Common Stock		44,819
HALOZYME THERAPEUTICS INC	Common Stock		231,115
HAMPSHIRE GROUP LTD	Common Stock		1,657
HANCOCK HOLDING CO	Common Stock		139,762
HANCOCK JOHN PFD EQUITY INCOME FD SH BEN INT	Common Stock		5,100
HANCOCK JOHN PFD INC ME FD III	Common Stock		2,241
HANSEN NATURAL CORP	Common Stock		5,726
HARKEN ENERGY CORP	Common Stock		510
HARLEY DAVIDSON INC WISC	Common Stock		7,047
HARRAH’S ENTERTAINMENT INC NFSC IS SPECIALIST IN THIS SECURITY	Common Stock		25,478
HARTFORD FINANCIAL	Common Stock	1,059,413	1,150,935
HARVEST ENERGY TR UNITS	Common Stock		14,633
HARVEST NAT RES INC COM	Common Stock		1,594
HAUPPAGUE DIGITAL	Common Stock		17,552
HEADWATERS INC	Common Stock		28,752
HECLA MINING CO	Common Stock		38,300
HELIX ENERGY SOLUTIONS GROUP INC	Common Stock		784
HENRY JACK & ASSOCIATES INC	Common Stock		3,980
HERCULES OFFSHORE INC COM	Common Stock		20,230
HERSHEY FOODS CORP	Common Stock		11,046
HERTZ GLOBAL HOLDINGS	Common Stock	662,956	758,463
HEWLETT PACKARD CO	Common Stock	3,856,728	4,487,180
HEWLETT-PACKARD CO	Common Stock		56,677
HEXCEL CORP COM NEW	Common Stock		8,705
HILTON HOTELS	Common Stock	1,415,128	1,680,575
HI-TECH PHARMACAL INC	Common Stock		5,172
HOLLIS-EDEN PHARMA INC	Common Stock		368

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

HOLLY CORP PAR $0.01	Common Stock		10,525
HOLOGIC INC	Common Stock		7,092
HOME DEPOT INC	Common Stock		102,943
HOME SOLUTIONS AMER INC	Common Stock		1,846
HONDA MOTOR LTD	Common Stock	739,147	1,346,072
HONDA MOTORS LTD ADR NEW	Common Stock		29,152
HONEYWELL INTERNATIONAL INC	Common Stock		13,629
HOSPIRA INC	Common Stock		406,486
HOST HOTELS & RESORTS INC COM	Common Stock		5,524
HSBC HOLDINGS PLC SPONS ADR	Common Stock		45,825
HURON CONSULTING GRP INC COM	Common Stock		9,068
I TRAX INC NEW FORMERLY I TRAX COM INC	Common Stock		15,500
IAC / INTERACTIVECRP COM NEW	Common Stock		41,842
IAMGOLD CORP	Common Stock		8,325
ICON PLC CORP ADR REPRSTG 1 ORD SHR	Common Stock		8,294
IDEARC INC	Common Stock	57,137	60,358
IDEARC INC COM DELAWARE	Common Stock		2,550
IDM PHARMA INC COM	Common Stock		26
I-FLOW CORP COM NEW	Common Stock		7,475
IMA EXPLORATION INC	Common Stock		520
IMMUCOR INC	Common Stock		877
IMMUNICON CORP DEL	Common Stock		1,660
IMMUNOGEN INC	Common Stock		3,559
IMPAC MTG HLDGS INC	Common Stock		4,400
INCYTE GENOMICS INC	Common Stock		30,923
INDEVUS PHARMACEUTICALS INC	Common Stock		28,400
INDIA FD INC	Common Stock		22,950
INFOSYS TECHNOLOGIES LIMITED ADR	Common Stock		3,710
ING CLARION REAL ESTATE INCOME FD COM SHS	Common Stock		23,025
ING PRIME RATE TR SH BEN INT NFS LLC	Common Stock		7,230
INGERSOLL RAND	Common Stock	1,242,811	1,208,556
INNODATA CORP	Common Stock		356
INSMED INC COM NEW	Common Stock		2,112
INTEGRATED DEVICE TECH INC	Common Stock		3,560
INTEL CORP	Common Stock		161,697
INTER TEL INC	Common Stock		548
INTERLIANT INC	Common Stock		3
INTERNATIONAL COAL GROUP INC NEW	Common Stock		5,450
INTERNATIONAL GAME TECHNOLOGY	Common Stock		6,699
INTERNET CAP GROUP INC COM NEW	Common Stock		3,334
INTERPUBLIC GROUP	Common Stock	2,078,895	2,125,723
INTL BUSINESS MACH NFSC	Common Stock		13,601
INTL FUEL TECH INC NEW	Common Stock		2,550
INTL SPEEDWAY CL A	Common Stock		2,042
INVENTIV HEALTH INC COM	Common Stock		3,535
ION MEDIA NETWORKS INC CL A COM	Common Stock		500
ION NETWORKS INC	Common Stock		50
IOWA TELECOMMUNICATION SVCS INC	Common Stock		3,449
IRIS INTL INC	Common Stock		2,277
IRVINE SENSORS CORPORATION NEW	Common Stock		2,050
ISHARES COMEX GOLD TRUST ISHARES ETF	Common Stock		8,033
ISHARES INC MSCI AUSTRALIA INDEX FUND	Common Stock		7,555
ISHARES INC MSCI AUSTRIA INDEX FD	Common Stock		11,257
ISHARES INC MSCI BELGIUM INDEX FD	Common Stock		8,129
ISHARES INC MSCI BRAZIL FREE INDEX FU ND	Common Stock		4,774
ISHARES INC MSCI CANADA INDEX FD	Common Stock		10,621
ISHARES INC MSCI EMU INDEX FD	Common Stock		10,523
ISHARES INC MSCI MEXICO FREE INDEX FD	Common Stock		5,172
ISHARES INC MSCI NETHERLANDS INDEX FD	Common Stock		21,048
ISHARES INC MSCI PACIFIC EX JAPAN INDEX FD	Common Stock		6,526
ISHARES INC MSCI SINGAPORE INDEX FD	Common Stock		6,720
ISHARES INC MSCI SOUTH AFRICA INDEX FD	Common Stock		1,058
ISHARES INC MSCI SOUTH KOREA INDEX FD	Common Stock		8,003
ISHARES INC MSCI SPAIN INDEX FD	Common Stock		5,399
ISHARES SILVER TR ISHARES	Common Stock		1,672
ISHARES TR DOW JONES U S TELECOMMUNICATIONS SECTOR INDEX FD	Common Stock		26,083
ISHARES TR FTSE XINHUA HK CHINA 25 INDEX FD	Common Stock		46,940
ISHARES TR MSCI EMERGING MKTS INDEX FD	Common Stock		43,122
ISHARES TR S&P 500/ VALUE INDEX FD	Common Stock		17,592
ISHARES TR S&P GLOBAL 100 INDEX FD	Common Stock		18,530
ISHARES TR S&P GLOBAL FINLS SECTOR INDEX FD	Common Stock		6,883
ISHARES TR S&P MIDCAP 400/ VALUE INDEX FD	Common Stock		44,970
ISHARES TR U S TREAS INFLATION PROTECTED SECS FD	Common Stock		81,945
ISIS PHARMACEUTICALS	Common Stock		5,560
IVANHOE ENERGY COM	Common Stock		8,437
J P MORGAN CHASE & CO	Common Stock		161,757
JABIL CIRCUIT INC	Common Stock		32,161
JAMES RIV COAL CO COM NEW	Common Stock		1,670

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

JAVELIN PHARMACEUTICALS INC COM	Common Stock		31,200
JDS UNIPHASE CORP COM PAR $0.001	Common Stock		33,387
JENSEN PORTFOLIO, INC.	Common Stock		65,699
JETBLUE AWYS CORP	Common Stock		8,506
JOHNSON & JOHNSON	Common Stock		109,059
JOY GLOBAL INC	Common Stock		2,856
JPMORGAN CHASE & CO	Common Stock	4,742,769	5,685,914
JUNIPER NETWORKS INC	Common Stock		177,657
KAYNE ANDERSON MLP INVT CO	Common Stock		6,596
KELLOGG CO	Common Stock	735,214	829,875
KERYX BIOPHARMACEUTICALS INC	Common Stock		1,330
KEY TECH INC	Common Stock		13,569
KIMBERLY CLARK CORP	Common Stock		13,590
KINDER MORGAN INC KANS	Common Stock		10,575
KINDER MORGAN MGMT LLC SHS	Common Stock		2,056
KINETIC CONCEPTS	Common Stock	725,289	788,334
KING PHARMACEUTICALS INC	Common Stock		700
KINROSS GOLD CORP	Common Stock		19,008
KINTERA INC	Common Stock		750
KNIGHTSBRIDGE TANK COM	Common Stock		6,383
KOALA CORP	Common Stock		2
KOHLS CORP	Common Stock	2,799,577	2,896,786
KOHL’S CORP	Common Stock		77,326
KONGZHONG CORP SPONS ADR	Common Stock		21,960
KOREA FUND INC	Common Stock		3,491
KRISPY KREME DOUGHNUTS INC	Common Stock		8,991
KROGER CO	Common Stock	1,119,668	1,368,153
KRONOS WORLDWIDE INC	Common Stock		68
L-3 COMMUNICATIONS HLDGS INC	Common Stock		16,315
LABOR READY INC NEW	Common Stock		1,833
LABORATORY CORP OF AMERICA HLDGS NEW	Common Stock		29,388
LADISH COMPANY INC NEW	Common Stock		2,039
LAMSON & SESSIONS CO	Common Stock		12,130
LAS VEGAS SANDS CORP	Common Stock	701,906	1,033,057
LAW ENFORCEMENT ASSOCIATES CORP	Common Stock		2,688
LEGG MASON INC	Common Stock	2,617,626	2,532,378
LEHMAN BROS HLDGS CORP	Common Stock		4,062
LEVEL 3 COMMUNICATIONS INC	Common Stock		4,480
LEVITT CORP FLA CL A	Common Stock		4,896
LIBERTY ALL STAR EQUITY FD SBI	Common Stock		154
LIBERTY MEDIA CORP	Common Stock	1,080,248	1,459,913
LIFECELL CORP	Common Stock		10,332
LILLY ELI & CO	Common Stock		13,546
LINEAR TECHNOLOGY CORP	Common Stock		39,416
LINUX GOLD CORP	Common Stock		250
LOCKHEED MARTIN CORP	Common Stock		6,931
LODGIAN INC COM PAR $.01	Common Stock		1,130,160
LONE STAR TECHNOLOGIES INC	Common Stock		968
LOOKSMART LTD COM NEW	Common Stock		1,785
LOWES COMPANIES	Common Stock		36,486
LSI LOGIC CORP	Common Stock		18,000
LUMERA CORP	Common Stock		3,666
LUNDIN MNG CORP	Common Stock		1,034
LYONDELL CHEMICAL	Common Stock	1,090,813	1,100,094
M 2003 PLC SPONSORED ADR	Common Stock		1
MACQUARIE GLOBAL	Common Stock		11,294
MANITOWOC INC	Common Stock		38,347
MARATHON OIL CORP	Common Stock		9,525
MARKEL CORP HLDG CO	Common Stock		32,647
MARRIOTT INTL INC CL A	Common Stock		5,106
MARSH & MCLENNAN	Common Stock	640,244	662,566
MARVEL ENTMT INC COM	Common Stock		2,691
MARVELL TECHNOLOGY GROUP LTD	Common Stock		21,109
MASSMUTUAL PARTN INVS	Common Stock		29,400
MASTERCARD INC	Common Stock		17,728
MBIA INC	Common Stock	465,227	490,232
MCDERMOTT INTL INC	Common Stock		12,715
MCDONALDS CORP	Common Stock	4,282,562	5,393,534
MCG CAPITAL CORP	Common Stock		10,160
MEDIAVEST INC	Common Stock		55
MEDIFAST INC	Common Stock		7,856
MEDTRONIC INC	Common Stock		137,384
MELCO PBL ENTERTAINMENT	Common Stock	812,069	811,640
MEMC ELECTRONICS MATERIALS INC	Common Stock		5,871
MERCK & CO	Common Stock	962,638	1,200,337
MERCK & CO INC	Common Stock		185,126
MERIDIAN RESOURCE CORP	Common Stock		8,806
MERIX CORP	Common Stock		2,787

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

MERLIFE	Common Stock	1,663,287	2,003,073
MERRILL LYNCH & CO INC	Common Stock	5,387,669	7,321,847
MERRILL LYNCH & CO INC	Common Stock		7,150
METHANEX CORP	Common Stock		2,162
METLIFE INC COM	Common Stock		590
MEXICO EQUITY & INCOME FD	Common Stock		2,546
MGI PHARMA INC	Common Stock		9,113
MGP INGREDIENTS INC	Common Stock		3,392
MICROMET INC COM	Common Stock		1,500
MICROSOFT	Common Stock	4,008,268	4,322,476
MICROSOFT CORP	Common Stock		95,343
MICROTUNE INC DEL	Common Stock		1,011
MICROVISION INC WASH	Common Stock		63,800
MIDDLEBY CORP	Common Stock		2,617
MILACRON INC	Common Stock		2,640
MILLICOM INTL CELLULAR	Common Stock		2,959
MINDSPEED TECHNOLOGIES INC	Common Stock		2,928
MINEFINDERS LTD CORP	Common Stock		8,900
MIRANT CORP COM NEW	Common Stock		63
MIRAVANT MEDICAL TECHNOLOGY	Common Stock		1
MKS INSTRUMENTS INC	Common Stock		11,064
MOBILITY ELECTRONICS INC	Common Stock		168
MOGRAN STANLEY	Common Stock	522,858	755,309
MONSANTO CO NEW	Common Stock	1,670,900	2,021,551
MONTPELIER REINSURANCE HOLDINGS LTD	Common Stock		5,583
MORGAN STANLEY DEAN WITTER & CO	Common Stock		28,501
MOSAIC	Common Stock	385,887	554,332
MOTOROLA	Common Stock	884,254	886,578
MOTOROLA INC	Common Stock		74,039
MOVE INC COM	Common Stock		1,019
MUELLER WTR PRODS INC COM SER B	Common Stock		4,917
MULTIBAND CORP	Common Stock		570
MURPHY OIL CORP	Common Stock		5,085
NABORS INDUSTRIES LTD	Common Stock		10,125
NAM TAI ELECTRONICS INC	Common Stock		7,595
NANOGEN INC	Common Stock		28,985
NATIONAL CITY	Common Stock	1,242,211	1,352,851
NEENAH PAPER INC	Common Stock		212
NEOPHARM INC	Common Stock		3,340
NETFLIX COM INC COM	Common Stock		6,206
NETWORK APLIANCE INC	Common Stock	1,325,884	1,798,465
NETWORK APPLIANCE CORP	Common Stock		3,142
NEUROCRINE BIOSCIENCES INC	Common Stock		18,339
NEW CENTY FINL CORP MD COM	Common Stock		36,624
NEW FRONTIER MEDIA INC	Common Stock		9,610
NEW YORK & CO INC COM	Common Stock		6,540
NEWFIELD EXPLORATION CO	Common Stock		2,757
NEWMARKET CORP	Common Stock		7,972
NICHOLAS APPLEGATE CONV & FD INCOME	Common Stock		8,444
NII HLDGS INC NEW	Common Stock		26,936
NIKE INC	Common Stock	667,810	664,490
NIKE INC CLASS B	Common Stock		9,903
NIVIDIA CORP	Common Stock	1,115,961	1,332,983
NOKIA CORP	Common Stock	826,532	896,280
NOKIA CORP ADR	Common Stock		44,771
NORDIC AMERICAN TANKER SHIPPING LTD	Common Stock		210
NORDSTROM INC	Common Stock		10,657
NORTEL NETWORKS CORP	Common Stock		23,415
NORTH AERN ENERGY PARTNERS INC	Common Stock		32,560
NORTHFIELD LABORATORIES INC	Common Stock		55,551
NORTHROP GRUMAN CORP	Common Stock	1,151,696	1,295,994
NOVAMED EYECARE INC	Common Stock		2,271
NOVARTIS AG ADR	Common Stock		21,655
NOVASTAR FINANCIAL INC	Common Stock		3,998
NOVAVAX INC	Common Stock		3,280
NPS PHARMACEUTICALS INC	Common Stock		15,764
NUANCE COMMUNICATIONS INC COM	Common Stock		18,050
NUCOR CORP	Common Stock		54,660
NUCRYST PHARMACEUTICALS CORP COM	Common Stock		9,480
NUTRI SYS INC NEW COM	Common Stock		2,219
NVIDIA CORP	Common Stock		53,257
NXSTAGE MED INC COM	Common Stock		1,676
NYSE GROUP	Common Stock	1,648,021	2,225,189
NYSE GROUP INC COM	Common Stock		27,313
O2MICRO INTL LTD	Common Stock		21,375
OCCIDENTAL PETROLEUM CORP	Common Stock		6,543
OCEANEERING INTL INC	Common Stock		6,034
OCWEN FINL CORP COM NEW	Common Stock		4,758

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

ODYSSEY MARINE EXPLORATION INC	Common Stock		29,200
OFFICE DEPOT	Common Stock	684,754	832,390
OIL SVC HOLDRS TR OIL SVC HOLDERS DEPOSITARY RCPT	Common Stock		83,796
OM GROUP INC	Common Stock		679
OMI CORPORATION	Common Stock		10,585
ON2.COM INC	Common Stock		36,480
ONCOLYTICS BIOTECH INC	Common Stock		122,265
ONSCREEN TECHNOLOGIES INC	Common Stock		140
OPENTV CORP CL A	Common Stock		406
ORACLE CORP.	Common Stock		81,963
ORCHID CELLMARK INC	Common Stock		248
O’REILLY AUTOMOTIVE INC	Common Stock		74,155
OREZONE RESOURCES INC	Common Stock		1,470
ORLEANS HOMEBUILDERS INC	Common Stock		5,640
OSTEOTECH INC	Common Stock		12,978
OWENS ILL INC	Common Stock	603,803	507,941
P F CHANGS CHINA BISTRO INC	Common Stock		1,343
PACIFIC ETHANOL INC	Common Stock		13,697
PACIFIC RIM MINING CORP COM NEW	Common Stock		21,000
PALM INC NEW COM	Common Stock		49,456
PANACOS PHARMACEUTICALS INC	Common Stock		1,003
PARAMETRIC TECHNOLOGY CORP	Common Stock		7,208
PATTERSON-UTI ENERGY INC	Common Stock		11,124
PAYCHEX INC	Common Stock		15,816
PDI INC	Common Stock		1,015
PDL BIOPHARMA INC COM	Common Stock		2,457
PEABODY ENERGY CORP	Common Stock		6,062
PEMSTAR INC	Common Stock		2,888
PENGROWTH ENERGY TR UNIT	Common Stock		9,261
PENN NATIONAL GAMING INC	Common Stock		18,313
PENN WEST ENERGY	Common Stock		5,311
PEOPLESUPPORT INC COM	Common Stock		26,123
PEPISCO INC	Common Stock	1,183,448	1,252,957
PEPSICO INC	Common Stock		25,145
PERFICIENT INC COM	Common Stock		2,215
PERU COPPER INC	Common Stock		1,710
PETROCHINA CO LTD	Common Stock		8,651
PETROLEO BRASILEIRO SA PETROBRAS SPONS ADR	Common Stock		2,575
PETSMART INC	Common Stock		4,618
PFIZER INC	Common Stock	5,106,774	5,387,447
PFIZER INC	Common Stock		183,669
PHARMOS CORP COM PAR	Common Stock		61
PHILADELPHIA CONS HLDGS CORP	Common Stock		17,824
PILGRIMS PRIDE CORP	Common Stock		102,122
PIONEER COS INC COM NEW	Common Stock		1,863
PIONEER DRILLING CO	Common Stock		134,128
PITNEY BOWES INC	Common Stock		32,333
PLUM CREEK TIMBER CO INC	Common Stock		32,886
PMC-SIERRA INC	Common Stock		7,381
POP3 MEDIA CORP	Common Stock		5
PORTFOLIO RECOVERY ASSOCS INC	Common Stock		10,739
POWERSHARES DB G10 HARVEST COM UT BEN INT CURRENCY	Common Stock		10,380
POWERWAVE TECHNOLOGIES INC.	Common Stock		6,450
PRECISION DRILLING TR UNIT	Common Stock		4,675
PRESSTEK INC	Common Stock		25,440
PRICESMART INC	Common Stock		3,224
PRIMEWEST ENERGY	Common Stock		22,233
PROCTER & GAMBLE CO	Common Stock	1,073,740	1,192,281
PROCTER & GAMBLE CO	Common Stock		81,693
PROCTOR AND GAMBLE CO	Common Stock	4,931,647	5,663,337
PROSPECT ENERGY CORP	Common Stock		4,197
PROVIDENT ENERGY	Common Stock		5,888
PRUDENTIAL FINL INC	Common Stock		4,293
PUTNAM HIGH INCOME CONV & BD FD S B I	Common Stock		21,450
PW EAGLE INC	Common Stock		5,188
PYR ENERGY CORP MARYLAND	Common Stock		15,165
QLOGIC CORP	Common Stock		6,708
QUADRAMED CORP	Common Stock		4,140
QUALCOMM INC	Common Stock	2,240,469	2,244,843
QUALCOMM INC	Common Stock		17,018
QUALITY SYSTEMS	Common Stock		8,274
QUANTUM DLT & STORAGE SYSTEMS GROUP	Common Stock		4,640
QUANTUM FUEL SYS TECHNOLOGIES WORLDWIDE INC	Common Stock		3,200
QUEST DIAGNOSTICS INC	Common Stock		5,300
RADIOSHACK CORP	Common Stock		1,678
RADYNE COMSTREAM INC	Common Stock		1,074
RAMBUS INC	Common Stock		32,560
RAMP CORP COM NEW	Common Stock		2
RAYONIER INC	Common Stock		6,229

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	REALOGY CORP COM	Common Stock		5,367
	REDBACK NETWORKS INC COM NEW	Common Stock		175
	REGAL BELOIT CORP	Common Stock		7,926
	RENAISSANCERE HOLDINGS	Common Stock	548,429	745,992
	RENOVIS INC	Common Stock		12,640
	REPLIGEN CORP	Common Stock		984
	REYNOLDS AMERN INC	Common Stock		9,245
	RF MICRO DEVICES INC	Common Stock		4,753
	RITE AID CORP	Common Stock		12,050
	RIVERBANK INVT CORP	Common Stock		30
	RIVERBED TECHNOLOGY INC COM	Common Stock		61,400
	RIVERVIEW BANCORP INC	Common Stock		7,600
	RMK ADVANTAGE INCOME FD INC	Common Stock		48,972
	RMK STRATEGIC INCOME FD INC	Common Stock		8,915
	ROCKWELL AUTOMATION INC	Common Stock		24,432
	ROCKWELL COLLINS INC	Common Stock	764,146	780,652
	ROCKWELL MEDICAL TECH INC	Common Stock		1,804
	ROYAL DUTCH SHELL	Common Stock	553,395	684,559
	ROYCE VALUE TR INC	Common Stock		10,809
	RTI INTL METALS	Common Stock		7,822
	RUBICON MINERALS CORP	Common Stock		800
	S & P 500 COVERED CALL FD INC	Common Stock		5,973
	SABA SOFTWARE INC COM NEW	Common Stock		779
	SAFENET INC COM	Common Stock		1,772
	SAFEWAY INC	Common Stock	1,375,127	2,008,638
	SANDISK CORP	Common Stock		245,400
	SANOFI-SYNTHELABO ADR	Common Stock		11,543
	SANTARUS INC	Common Stock		9,999
	SARA LEE	Common Stock	1,555,858	1,594,753
	SASOL LTD SPNSRD ADR	Common Stock		7,946
	SCHERING PLOUGH CORP	Common Stock		35,460
	SCHLUMBERGER LTD	Common Stock	870,586	835,141
	SCHWAB CHARLES CORP	Common Stock	1,442,205	1,498,093
	SCO GROUP INC	Common Stock		650
	SEAGATE TECHNOLOGY HOLDINGS	Common Stock		12,853
	SEARS HLDGS CORP	Common Stock		19,984
	SECTOR SPDR TR SHS BEN INT CONSUMER SERVICES	Common Stock		39,713
	SECTOR SPDR TR SHS BEN INT UTILITIES	Common Stock		18,360
	SELECT COMFORT CORP	Common Stock		42,084
	SGL CARBON AG SPON ADR	Common Stock		1,642
	SHANDA INTERACTIVE ENTMT LTD SPON ADR	Common Stock		11,919
	SHIP FINANCE INTERNATIONAL LIMITED	Common Stock		8,202
	SHUFFLE MASTER	Common Stock		13,152
	SILICON IMAGE INC	Common Stock		12,720
	SILVER WHEATON CORP COM	Common Stock		14,148
	SIRENZA MICRODEVICES INC	Common Stock		3,930
	SIRIUS SATELLITE RADIO INC	Common Stock		200,438
	SIRNA THERAPEUTICS INC	Common Stock		13,010
	SIX FLAGS INC	Common Stock		5,240
	SKYWORKS SOLUTIONS INC	Common Stock		248
	SLM CORP COM	Common Stock		2,439
	SMITH MICRO SOFTWARE INC	Common Stock		32,637
	SMURFIT STONE CONTAINER	Common Stock	967,584	721,079
	SOCKET COMM INC	Common Stock		560
	SOLECTRON CORP	Common Stock	731,700	643,736
	SONIC CORP	Common Stock		8,502
	SONUS NETWORKS INC	Common Stock		15,816
	SOUTHERN CO	Common Stock		14,744
	SOUTHERN COPPER CORP DEL COM	Common Stock		37,155
	SOUTHERN UNION CO NEW COM	Common Stock		283
	SOUTHWEST AIRLINES	Common Stock	1,214,026	1,256,239
	SOUTHWEST AIRLINES CO	Common Stock		15,320
	SOUTHWESTERN ENERGY	Common Stock		35,050
	SPECTRANETICS CORP	Common Stock		26,193
	SPECTRUM PHARMACEUTICALS INC	Common Stock		5,187
	SPORTS CONCEPTS INC COM	Common Stock		885
	SPRINT CORP	Common Stock		32,453
	SPRINT NEXTEL	Common Stock	3,279,582	2,887,327
	SPX CORP	Common Stock	564,857	639,714
	ST JOE CORP	Common Stock		5,357
	ST JUDE MEDICAL INC	Common Stock		93,996
	ST PAUL COS INC	Common Stock		1,779
	STANLEY FURNITURE CO.	Common Stock		888
	STANTEC INC	Common Stock		7,348
	STARBUCKS CORP	Common Stock		5,951
	STARWOOD HOTELS & RESORTS	Common Stock	1,946,705	2,078,369
*	STATE STREET CORP	Common Stock		194
	STEEL DYNAMICS INC	Common Stock		3,050

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	STEMCELLS INC	Common Stock		37,789
	STERLING CONSTRUCTION INC	Common Stock		1,697
	STRATOS LIGHTWAVE INC NEW	Common Stock		190
	STREETTRACKS GOLD TR GOLD SHS	Common Stock		87,230
	STREETTRACKS INDEX	Common Stock		11,675
	STREETTRACKS WILSHIRE REIT INDEX FUND	Common Stock		78,449
	STRYKER CORP	Common Stock		5,952
	SULPHCO INC COM	Common Stock		7,472
	SUMMIT FINL GROUP INC	Common Stock		28,490
	SUN MICROSYSTEMS INC	Common Stock		54,509
	SUNOPTA INC	Common Stock		8,800
	SUNTECH PWR HLDGS CO LTD ADR	Common Stock		7,652
	SUNTRUSK BANKS	Common Stock	1,170,289	1,358,313
	SYCAMORE NETWORKS INC	Common Stock		7,520
	SYMANTEC	Common Stock	1,219,953	1,283,818
	SYMBOL TECH INC	Common Stock		2,549
	SYNERON MEDICAL LTD ORD SHS	Common Stock		32,827
	SYNTAX BRILLIAN CORP COM	Common Stock		17,300
	SYSCO CORP	Common Stock		20,586
	TALBOTS INC	Common Stock		2,410
	TANZANIAN RTY EXPL COM	Common Stock		7,140
	TARGET CORP	Common Stock	3,197,312	3,394,576
	TARGET CORP	Common Stock		17,185
	TARGETED GENETICS CORP COM NEW	Common Stock		107
	TASEKO MINES LTD	Common Stock		10,360
	TASER INTERNATIONAL INC	Common Stock		21,308
	TATA MTRS LTD SPONSORED ADR	Common Stock		2,043
	TD AMERITRADE HLDG CORP COM	Common Stock		8,090
	TECH DATA	Common Stock	732,194	698,795
	TELIK INC	Common Stock		886
	TELLABS INC	Common Stock		402,941
	TELSTRA CORP	Common Stock		16,380
	TEMPUR PEDIC INTL INC	Common Stock		8,184
	TENARIS SA SPONS ADR	Common Stock		11,991
	TERRA INDS INC	Common Stock		7,907
	TEVA PHARAMACEUTICAL	Common Stock	383,272	368,023
	TEXAS INSTRUMENTS	Common Stock	779,139	750,255
	TEXAS INSTRUMENTS, INC.	Common Stock		4,320
	THAI FD INC	Common Stock		5,500
	THERMOGENESIS CORP	Common Stock		3,082
	THIRD WAVE TECHNOLOGIES INC	Common Stock		10,390
	THORNBERG MTG ASSET CORP	Common Stock		5,315
	THRESHOLD PHARMACEUTICALS INC	Common Stock		1,110
	TIENS BIOTECH GROUP USA INC	Common Stock		15,720
	TIFFANY & CO	Common Stock	344,235	340,741
	TIMEWARNER INC	Common Stock		43,277
	TIMEWARNER INC	Common Stock	5,996,054	7,268,489
	TITANIUM METALS CORP COM	Common Stock		20,952
	TIVO INC	Common Stock		10,880
	TJX COMPANIES INC	Common Stock		713
	TODCO COM	Common Stock		15,377
	TOLL BROTHERS INC	Common Stock		6,446
	TOOTSIE ROLL INDS	Common Stock		2,547
	TOYOTA MOTOR	Common Stock	1,577,277	1,775,930
	TOYOTA MTRS CORP SPON ADR	Common Stock		60,571
	TPTX INC COM	Common Stock		89
	TRAFFIX INC	Common Stock		5,480
	TRANSCANADA CORP	Common Stock		6,990
	TRANSMERIDIAN EXPL INC	Common Stock		1,035
	TRANSWITCH CORP	Common Stock		11,200
*	TRAVELERS COS	Common Stock	1,504,205	1,784,660
	TRI ISTHMUS GROUP INC	Common Stock		6
	TRIMEDYNE INC	Common Stock		14,000
	TRINITY INDS INC DEL FRMLY TEXAS	Common Stock		7,064
	TRIQUINT SEMICONDUCTOR INC	Common Stock		8,550
	TRONOX INC COM CL B	Common Stock		632
	TRUBION PHARMACEUTICALS INC	Common Stock		540
	TUESDAY MORNING CORP	Common Stock		6,220
	TYCO INTL LTD NEW	Common Stock		33,976
	UBS AG	Common Stock	745,587	904,877
	UGI CORP NEW	Common Stock		17,748
	UNILEVER	Common Stock	1,368,007	1,621,423
	UNILEVER PLC	Common Stock		10,015
	UNION PACIFIC CORP	Common Stock		1,564
	UNITED ONLINE INC	Common Stock		674
	UNITED PARCEL SVC INC CL B	Common Stock		41,239
	UNITEDHEALTH GROUP INC	Common Stock		29,820
	UNIVERSAL DISPLAY CORP	Common Stock		1,501

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

UNIVERSAL TECHNICAL UTI.N	Common Stock		11,549
UNIVISION COMM INC CL A	Common Stock		5,136
UNUM	Common Stock	845,709	1,002,691
US BANCORP	Common Stock	1,183,071	1,517,715
US BANCORP DEL COM NEW	Common Stock		8,616
USG CORP COM NEW	Common Stock		13,700
VA LINUX SYS INC	Common Stock		14,738
VAALCO ENERGY INC COM NEW	Common Stock		2,700
VALERO ENERGY CORP	Common Stock		91,423
VANGUARD INTL EQUITY INDEX FD INC	Common Stock		9,971
VARIAN INC	Common Stock		1,344
VASO ACTIVE PHARMACEUTICALS INC	Common Stock		360
VERISIGN INC	Common Stock		5,051
VERITAS DGC INC	Common Stock		17,126
VERIZON COMMUNICATIONS	Common Stock	1,883,347	1,976,991
VERIZON COMMUNICATIONS	Common Stock		73,067
VERSANT CORP COM NEW	Common Stock		2724
VERTEX PHARMACEUTCLS INC	Common Stock		4490
VERTICALNET INC COM PAR $0.01	Common Stock		287
VIA NET WORKS INC	Common Stock		588
VIACELL INC	Common Stock		1,888
VIRAGEN INC COM NEW	Common Stock		165
VISEON INC	Common Stock		11
VOLCANO CORP COM	Common Stock		16,390
WACHOVIA CORP	Common Stock	578,979	623,777
WACHOVIA CORP 2ND NEW	Common Stock		48,408
WAL MART STORES INC	Common Stock	694,151	674,417
WAL MART STORES INC	Common Stock		99,287
WALGREEN COMPANY	Common Stock		760,098
WALTER INDS INC	Common Stock		5,410
WASHINGTON MUTUAL INC	Common Stock		28,346
WASHINGTON POST CO	Common Stock	523,241	520,161
WASTE MANAGEMENT INC of DELWARE	Common Stock		2,959
WASTE MANANGEMENT INC	Common Stock	748,687	892,568
WATSON PHARMACEUTICALS	Common Stock	454,458	400,693
WELLPOINT INC	Common Stock	5,841,661	6,856,349
WESCO INTERNATIONAL INC	Common Stock		1,764
WESTELL TECHNOLOGIES INC	Common Stock		2,500
WESTERN ASSET EMERGING MKTS DEBT FD INC COM	Common Stock		5,619
WESTERN COPPER CORP COM	Common Stock		1,029
WESTERN DIGITAL CORP	Common Stock		30,690
WESTERN UNION CO COM	Common Stock		2,242
WHOLE FOODS MKT INC	Common Stock		24,122
WILD OATS MARKETS INC	Common Stock		1,438
WISDOMTREE TR INTL DIVID TOP100 FD	Common Stock		12,779
WOMEN FIRST HEALTHCARE INC	Common Stock		2
WORLD AIR HLDGS INC	Common Stock		1,940
WORLDGATE COMMUNICATIONS INC	Common Stock		4,690
WRIGLEY WM JR CO	Common Stock	1,797,620	1,791,341
WRIGLEY WM JR CO	Common Stock		16,809
WYNDHAM WORLDWIDE CORP COM	Common Stock		4,515
X RITE INC	Common Stock		24,600
XENONICS HLDGS INC	Common Stock		11,900
XILINX INC	Common Stock		32,263
XL CAPITAL LTD	Common Stock	1,296,517	1,385,799
XM SATELLITE RADIO HOLDINGS INC CL A	Common Stock		14,450
XOMA LTD	Common Stock		2,486
XTO ENERGY INC	Common Stock		24,027
XYBERNAUT CORP	Common Stock		90
XYRATEX LTD COM	Common Stock		4,316
YAHOO INC	Common Stock		5,363
YAMANA GOLD INC	Common Stock		28,996
YM BIOSCIENCES INC	Common Stock		3,418
YORK WATER CO COM	Common Stock		10,479
ZAP COM NEW	Common Stock		5,260
ZIMMER HOLDINGS INC	Common Stock		627
ZOLTEK COS INC	Common Stock		9,835
ZUMIEZ INC	Common Stock		9,748

Common Stock			$481,186,522

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2006

U.S Government and Government Agency Issues:

FED HM LN PC POOL	5.000 01JUL35	1,020,224	1,028,028
FED HM LN PC POOL	6.000 01JUN35	1,275,522	1,256,564
FED HM LN PC POOL	5.000 01DEC35	5,530,779	5,519,304
FED HM LN PC POOL	5.000 01SEP21	5,596,495	5,593,051
FED HM LN PC POOL	5.000 01SEP35	2,208,479	2,159,857
FED HM LN PC POOL	6.000 01MAR31	37,597	38,025
FEDERAL HOME LN MTG	5.000 15JAN30	381,224	385,672
FEDERAL HOME LN MTG CORP	5.000 15DEC23	115,386	116,132
FEDERAL HOME LN MTG CORP	5.000 15MAR19	769,196	776,543
FEDERAL HOME LN MTG CORP	5.000 15SEP18	199,144	200,409
FEDERAL NATL MTG ASSN	1.750 26MAR08	397,687	335,122
FNMA POOL	6.000 01SEP21	597,823	600,984
FNMA POOL	6.000 01DEC13	169,734	167,773
FNMA POOL	6.000 01MAY16	73,438	73,092
FNMA POOL	6.000 01DEC16	102,982	102,466
FNMA POOL	5.500 01APR33	925,227	906,588
FNMA POOL	6.000 01AUG34	652,661	641,514
FNMA POOL	5.000 01OCT35	1,569,998	1,568,857
FNMA POOL	5.000 01FEB36	1,671,875	1,687,437
FNMA POOL	5.500 01APR36	2,702,046	2,723,093
FNMA POOL	5.000 01MAY36	795,161	802,497
FNMA POOL	6.000 01OCT33	219,324	215,335
FNMA POOL	5.500 01MAY35	976,164	955,608
FNMA POOL	5.000 01JUN35	554,012	558,461
FNMA POOL	5.500 01APR35	939,152	919,233
FNMA POOL	6.500 01AUG36	1,182,601	1,185,267
FNMA POOL	5.000 01SEP35	1,385,172	1,393,684
FNMA POOL	6.000 01JUN21	389,312	393,075
FNMA POOL	5.500 01NOV36	717,574	723,426
UNITED STATES TREAS NTS	6.125 15AUG07	833,543	832,090
UNITED STATES TREAS NTS	4.375 15MAY07	318,837	319,115
UNITED STATES TREAS NTS	4.000 31AUG07	1,246,472	1,246,521
UNITED STATES TREAS NTS	4.875 31AUG08	696,407	693,916
UNITED STATES TREAS NTS	4.875 31OCT08	69,171	68,937

U.S Government and Government Agency Issues			$36,187,676

Corporate and Other Obligations:

ALBERTSONS INC	6.625 01JUN28	44,068	49,151
ALBERTSONS INC	7.750 15JUN26	85,550	93,274
ALBERTSONS INC	7.450 01AUG29	325,606	360,642
ALBERTSONS INC	8.700 01MAY30	9,160	10,281
ALBERTSONS INC	8.000 01MAY31	245,394	259,607
ALTERNATIVE LN TR	6.500 25JUN36	894,996	905,218
AMERICAN STORES CO NEW	8.000 01JUN26	37,283	41,386
AMERICREDIT AUTOMOBILE REC	3.430 06JUL11	285,387	278,104
ANADARKO PETE CORP	6.450 15SEP36	513,321	517,237
AT + T CORP ACQUIRED	8.000 15NOV31	1,370,756	1,367,819
AUSTRIA (REP)	3.750 03FEB09	46,104	43,867
AVNET INC	2.000 15MAR34	56,251	59,430
AVNET INC	6.000 01SEP15	261,745	266,907
AVNET INC	6.625 15SEP16	215,573	222,687
CD MTG TR	5.617 15OCT48	984,310	999,090
CHESAPEAKE ENERGRY CORP	6.500 15AUG17	37,006	38,488
CHESAPEAKE ENERGRY CORP	6.875 15NOV20	131,276	135,398
CITIZENS COMMUNICATIONS CO	7.875 15JAN27	570,925	576,635
COLORADO INTST GAS CO	5.950 15MAR15	59,355	63,130
COLORADO INTST GAS CO	6.800 15NOV15	15,194	15,353
COLUMBIA HEALTHCARE CORP	7.500 15DEC23	34,206	36,044
COLUMBIA/HCA HEALTHCARE CORP	7.580 15SEP25	18,813	20,024
COLUMBIA/HCA HEALTHCARE CORP	7.690 15JUN25	64,550	69,254
COMCAST CORP NEW	5.650 15JUN35	805,968	804,181
COMPUTER ASSOC INTL INC	5.625 01DEC14	1,137,115	1,080,638
CORNING INC	6.850 01MAR29	25,458	25,610
CORNING INC	7.250 15AUG36	113,195	121,312
CSC HLDGS INC	7.875 15FEB18	302,449	304,387
CSC HLDGS INC	7.625 01APR11	84,821	85,239
CWABS INC	3.872 25MAR20	210,504	207,406
CWABS INC	4.615 25FEB35	285,452	276,299
DAIMLERCHRYSLER AUTO TR	4.200 08JUL10	191,926	189,108
DUKE ENERGY CO	6.250 15JAN12	198,045	194,743
EL PASO CORP	6.950 01JUN28	87,614	97,943
EL PASO CORP	7.420 15FEB37	244,434	278,400
EMBARQ CORP	7.995 01JUN36	401,132	404,616

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

EMBARQ CORP	7.082 01JUN16	416,331	420,879
ENERGY TRANSFER PARTNERS LP	6.125 15FEB17	70,630	69,863
ENERGY TRANSFER PARTNERS LP	6.625 15OCT36	273,529	268,593
ENRON CAP RES L PFD SER A 9% MIP	Preferred Stock	—	60
FORD CR AUTO OWNER TR	4.380 15JAN10	752,994	744,366
FORD MTR CO DEL	7.450 16AUG31	274,100	278,178
FORD MTR CO DEL	7.250 25OCT11	302,517	313,284
FORD MTR CO DEL	7.000 01OCT13	301,502	319,613
FORD MTR CO DEL	5.700 15JAN10	87,263	94,360
FREESCALE SEMICONDUCTOR INC	10.125 15DEC16	324,363	325,649
GEN ELEC CAP CORP	0.550 14OCT08	597,565	591,990
GENERAL ELECTRIC CAPITAL CORPN	1.000 21MAR12	315,889	306,091
GENERAL ELECTRIC CAPITAL CORPN	0.750 05FEB09	221,375	214,078
GEORGIA PAC CORP	7.375 01DEC25	107,314	115,169
GEORGIA PAC CORP	7.250 01JUN28	164,994	176,642
GEORGIA PAC CORP	7.750 15NOV29	517,143	549,860
GEORGIA PAC CORP	8.875 15MAY31	5,303	5,205
GEORGIA PAC CORP	8.000 15JAN24	9,948	9,991
GERMANY (FED REP)	3.250 17APR09	231,625	236,966
GOLDMAN SACHS GROUP INC	5.125 15JAN15	194,776	192,358
HARRAHS OPER INC	5.750 01OCT17	222,471	193,804
HCA INC	7.500 06NOV33	11,209	12,034
HONDA AUTO RECEIVABLES	3.280 18FEB10	723,307	707,001
HONDA AUTO RECEIVABLES OWNERS	4.030 20DEC10	295,288	289,861
INCYTE CORP	3.500 15FEB11	64,202	67,250
INTER AMERICAN DEVELOP BANK	1.900 08JUL09	111,187	110,183
INTERNATIONAL BUSINESS MACHS	4.250 15SEP09	485,134	481,777
INTERNATIONAL LEASE FIN CORP	3.500 01APR09	14,114	14,203
INTERNATIONAL LEASE FIN CORP	4.875 01SEP10	190,055	188,666
INTL LEASE FIN CORP MTN	5.750 15JUN11	132,716	135,030
INTL LEASE FIN CORP MTN	5.450 24MAR11	56,982	57,284
INVITROGEN CORP	1.500 15FEB24	29,445	29,414
J P MORGAN CHASE + CO	3.625 01MAY08	206,936	197,121
JOHN DEERE OWNER TRUST	3.980 15JUL09	305,121	302,755
JP MORGAN CHASE COML MTG SECSC	1.000 15APR45	695,852	730,147
K N ENEGRY INC	6.670 01NOV27	20,949	22,196
KFW INTERNATIONAL FIN INC	1.750 23MAR10	1,407,627	1,388,604
KFW INTERNATIONAL FINANCE INC	2.050 21SEP09	180,598	178,769
KINDER MORGAN ENERGY PARTNERS	5.800 15MAR35	53,608	58,144
KINDER MORGAN FIN CORP	5.700 05JAN16	108,429	112,895
KINDER MORGAN FIN CORP	6.400 05JAN36	494,470	526,578
KINDER MORGAN INC	6.500 01SEP12	198,808	187,914
KINDER MORGAN INC	5.150 10MAR15	88,640	92,743
KULICKE + SOFFA INDS INC	0.500 30NIV08	103,219	104,391
LB COML MTG TR	4.647 15JUL30	489,684	475,426
LB COML MTG TR	1.000 15JUN38	89,029	92,145
LB UBS COML MTG TR	1.000 15MAR39	380,847	388,088
MANDALAY RESORT GROUP	6.375 15DEC11	255,975	264,447
MERRILL LYNCH MTG INVS INC	1.000 25FEB35	381,771	385,679
ML CFC MTG TR	1.000 12JUN46	207,846	215,895
ML CFC MTG TR	1.000 12FEB39	564,162	564,845
MORGAN STANELY CAP I INC	4.890 12JUN47	722,491	697,885
MORGAN STANLEY	4.750 01APR14	194,328	192,939
MORGAN STANLEY CAP I INC	1.000 25JUL35	233,509	235,092
NAVISTAR FINANCIAL COPR OWNER	3.530 15OCT12	595,518	578,332
NEKTAR THERAPEUTICS	3.250 28SEP12	76,898	78,650
NEWS AMER INC	6.400 15DEC35	160,651	161,352
NISSAN AUTO RECEIVABLES	5.440 15APR10	629,977	632,841
NORWAY KINGDOM OF	6.000 16MAY11	128,153	131,032
NORWAY KINGDOM OF	5.500 15MAY09	274,850	283,512
OESTERREICH KONTROLLBANK	1.800 22MAR10	26,478	25,455
ONEOK PARTNERS LP	6.150 01OCT16	140,561	139,830
ONEOK PARTNERS LP	6.650 01OCT36	324,979	317,151
OWENS CORNING REORG INC	7.000 01DEC36	192,979	198,800
PITNEY BROWES INC GLOBAL	5.250 15JAN37	792,200	785,725
RAILI TR	5.750 25SEP21	913,760	915,864
RALI SER 2006 QS6 TR	6.000 25JUN21	462,270	459,587
RESIDENTIAL CAP CORP	6.875 30JUN15	195,112	193,889
RESIDENTIAL CAP CORP	6.500 17APR13	1,358,204	1,371,671
ROGERS WIRELESS INC	6.375 01MAR14	533,649	568,095
ROYAL CARIBBEAN CRUISES LTD	7.500 15OCT27	285,168	279,686
SARA LEE CORP	6.125 01NOV32	216,342	222,667
SOUTHERN NAT GAS CO	7.350 15FEB31	222,426	254,628
SPRINT CAP CORP	6.875 15NOV28	1,229,560	1,226,755
ST PAUL TRAVEL COS INC	6.750 20JUN36	33,926	38,081
TELEFONICA EMISIONS S A U	7.045 20JUN36	1,235,364	1,312,162
TENNESSEE GAS PIPELINE CO	7.000 15OCT28	53,817	57,165
TIME WARNER INC	6.625 15MAY29	510,635	488,484

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2006

	TIME WARNER INC NEW	6.500 15NOV36	335,016	328,217
	TOLEDO EDISON CO	6.150 15MAY37	137,603	135,656
	TOYOTA MOTOR CREDIT CORP	0.750 09JUN08	58,654	57,876
	UNITED HEALTH GROUP INC	5.250 15MAR11	170,252	171,672
	USAA AUTO OWNER TR	3.530 15JUN11	875,835	858,679
	VALE OVERSEAS LTD	6.875 21NOV36	499,227	519,943
	VALERO ENEGRY CORP	4.750 15JUN13	197,182	191,347
	VIACOM INC	6.875 30APR36	334,091	335,758
	WAL MART STORES INC	5.250 01SEP35	417,923	402,249
	WAMU MTG PASS THROUGH CTFS	1.000 25AUG35	286,952	288,926
	WASHINGTON MUT MTG SECS CORP	1.000 25MAR35	187,827	189,509
	WEATHERFORD INTL LTD	6.500 01AUG36	465,120	454,555
	WELLS FARGO MTG BKD SECS	1.000 25OCT35	921,020	923,780
	WESTRN UN CO	5.930 01OCT16	344,393	341,225
	WFS FINL 2004 4 OWNER TR	2.980 17SEP09	194,452	192,755
	WFS FINL 2004 4 OWNER TR	3.440 17MAY12	290,374	283,765
	XEROX CORP	6.400 15MAR16	587,319	621,257
	XTO ENERGY INC	6.100 01APR36	89,892	96,065

	Corporate and Other Obligations			$42,547,956

	Synthetic Guaranteed Investment Contracts:

	Cash and Cash Equivalents
	FEDERAL HOME LN BK CONS DSC DISC NTS	0.010 28FEB07	4,128,485	4,141,528
	FEDERAL HOME LN BK CONS DSC NT DISC NTS	0.010 07FEB07	676,870	676,870
	GENERAL ELEC CAP CORP	5.25 16JAN07 DTC MMI Generic CUSIPS	2,980,039	2,980,039
	SOCIETE GENERALE NORTH AMER	5.245 08JAN07 DTC MMI Generic St Cusip	288,396	288,396
*	STATE STREET BANK & TRUST CO.	Short-Term Investment Fund	14,326,469	14,326,469
	UBS FIN DEL LLC DISC COML3/A3	5.270 02JAN07 DTC MMI Generic St Cusip	2,347,892	2,347,892

				24,761,194

	U.S. Government and Government Agency Issues
	CREDIT SUISSE FIRST BOSTON MTG 2005	1.000 25JAN36	342,599	338,801
	FED HM LN BKS	05Oct07 CONS BD	985,001	1,029,465
	FED HM LN BKS	4.25 16MAY08 TRANCHE TR	573,356	580,357
	FED HM LN BKS	5.00 29FEB08 PREASSIGN 00721	610,867	615,149
	FED HM LN MTG PC GTD	6.50 15AUG08 SER 1563 CL	101,477	98,802
	FED HM LN PC POOL	4.00 01MAY14	904,886	897,654
	FED HM LN PC POOL	4.50 01NOV13	249,179	249,551
	FED HM LN PC POOL	4.50 01AUG18	1,222,596	1,244,593
	FED HM LN PC POOL	5.0 01SEP09	785,434	774,625
	FED HM LN PC POOL	4.00 01AUG13	379,114	372,376
	FED HM LN PC POOL	3.500 01SEP10	91,515	92,174
	FED HM LN PC POOL	4.000 01OCT09	133,752	128,764
	FED HM LN PC POOL	4.000 01NOV09	341,593	330,529
	FED HM LN PC POOL	4.000 01JAN10	382,993	370,965
	FED HM LN PC POOL A35931	4.500 01JUL35	441,442	436,554
	FED HM LN PC POOL A37435	4.500 01SEP353	90,436	89,434
	FED HM LN PC POOL A46675	4.500 01AUG35	642,648	635,374
	FED HM LN PC POOL A47055	4.500 01SEP35	775,427	768,424
	FED HM LN PC POOL E01343	5.000 01APR18	1,065,054	1,016,265
	FED HM LN PC POOL E01377	4.500 01MAY18	1,991,442	1,867,605
	FED HM LN PC POOL G01843	6.000 01JUN35	3,112,734	3,066,468
	FED HM LN PC POOL G01953	4.500 01OCT35	897,806	887,644
	FED HM LN PC POOL G08119	4.500 01JAN36	271,877	273,020
	FED HM LN POOL 1J1214	1.00 01SEP35	736,989	739,803
	FED HM LN POOL B16497	5.500 01SEP19	640,640	620,022
	FED NATL MTG ASSN	5.503 25SEP11 PREASN 00664 SER 2001 T11 CL	437,548	434,398
	FEDERAL HOME LN BK CONS DSC NT DISC NTS	0.010 14FEB07	596,591	596,591
	FEDERAL HOME LN MTG	3.500 15JUN17	200,010	198,486
	FEDERAL HOME LN MTG	5.00 15 JUL 25	1,631,611	1,647,541
	FEDERAL HOME LN MTG	5.125 24OCT07	2,745,237	2,747,554
	FEDERAL HOME LN MTG COPR	6.000 15JUL27	239,074	249,630
	FEDERAL HOME LN MTG CORP	6.000 15FEB11	832,142	896,822
	FEDERAL HOME LN MTG PC GTD	4.500 15NOV07	44,918	50,626
	FEDERAL HOME LN MTG PC GTD	6.000 15NOV22	308,701	335,064
	FEDERAL HOME LOAN MTG	5.875 15MAY16	947,638	950,901
	FEDERAL NATL MTG ASSN	4.75 03AUG07 PREASSIGN 00516	448,664	448,836
	FEDERAL NATL MTG ASSN	22JAN08	1,349,428	1,411,594
	FEDERAL NATL MTG ASSN	1.00 25MAY30	4,380,732	4,398,708
	FEDERAL NATL MTG ASSN	4.768 25APR12	517,290	505,814
	FEDERAL NATL MTG ASSN	5.139 25DEC11	581,502	564,645
	FEDERAL NATL MTG ASSN DISC NTS	0.010 11JAN07	6,837,701	6,837,701

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

FEDERAL NATL MTG ASSN REMIC	5.703 25MAY11	744,129	700,087
FEDERAL NATL MTG ASSN REMIC	6.088 25MAY11	1,095,633	966,962
FINANCING CORP CPN FICO STRIPS	03JUL07 SER 15 INT Pmt on 9.65	443,391	470,137
FINANCING CORP CPN FICO STRIPS	06APR07 GENERIC INT PMT	748,735	810,598
FNMA	5.50 01DEC99	3,897,245	3,868,949
FNMA	5.500 01DEC99	3,332,170	3,312,788
FNMA POOL 125420	5.500 01MAY11	25,020	26,249
FNMA POOL 254088	5.500 01DEC16	179,330	182,932
FNMA POOL 254140	5.500 01JAN17	528,208	535,919
FNMA POOL 254503	5.000 01OCT09	1,344,095	1,345,506
FNMA POOL 254693	5.500 01APR33	1,168,595	1,147,093
FNMA POOL 254722	5.500 01MAY18	1,142,796	1,100,445
FNMA POOL 254753	4.000 01MAY10	432,677	416,372
FNMA POOL 255765	5.500 01JUL20	360,074	361,848
FNMA POOL 255770	5.500 01JUL35	831,097	814,730
FNMA POOL 255804	4.500 01JUL20	764,904	768,663
FNMA POOL 256101	5.500 01FEB36	3,733,325	3,726,935
FNMA POOL 256114	4.500 01JAN21	173,643	174,497
FNMA POOL 256269	5.500 01JUN36	3,149,131	3,176,208
FNMA POOL 313709	1.000 01JUN07	17,268	16,084
FNMA POOL 323348	8.500 01JUN12	29,176	28,487
FNMA POOL 323586	5.50 01FEB14	686,506	697,136
FNMA POOL 343347	5.500 01APR11	229,932	236,083
FNMA POOL 357797	5.500 01JUN35	2,270,080	2,236,002
FNMA POOL 357886	5.500 01JUL35	939,063	938,900
FNMA POOL 386255	3.530 01JUL10	505,455	500,090
FNMA POOL 386284	3.640 01JUN10	474,515	460,833
FNMA POOL 456654	5.500 01FEB14	119,266	115,062
FNMA POOL 545696	6.00 01JUN22	877,258	853,797
FNMA POOL 545904	5.500 01SEP17	951,460	920,368
FNMA POOL 555541	1.00 01APR33	466,240	466,203
FNMA POOL 555677	5.500 01JUL33	3,415,503	3,352,661
FNMA POOL 623505	6.00 01DEC11	599,530	577,885
FNMA POOL 722999	5.000 01JUL18	2,312,665	2,252,225
FNMA POOL 725423	5.500 01MAY34	988,300	969,140
FNMA POOL 725424	5.500 01APR34	515,259	505,818
FNMA POOL 725690	6.000 01AUG34	390,067	383,405
FNMA POOL 725946	5.500 01NOV34	5,813,098	5,756,173
FNMA POOL 735224	5.500 01FEB35	2,538,960	2,492,535
FNMA POOL 735227	5.500 01FEB35	375,448	368,315
FNMA POOL 735230	5.500 01FEB35	1,641,698	1,609,262
FNMA POOL 735654	1.00 01OCT44	447,919	450,909
FNMA POOL 735897	5.500 01OCT35	1,441,798	1,432,380
FNMA POOL 743132	5.000 01OCT18	2,288,540	2,227,026
FNMA POOL 745054	1.000 01SEP35	546,107	557,684
FNMA POOL 745179	5.000 01APR19	2,072,197	2,074,991
FNMA POOL 745275	5.000 01FEB36	3,387,745	3,388,978
FNMA POOL 745336	5.00 01MAR36	11,125,370	11,161,937
FNMA POOL 745408	6.500 01JAN36	431,995	431,022
FNMA POOL 745428	5.500 01JAN36	2,439,601	2,439,178
FNMA POOL 745569	4.00 01NOV13	689,184	693,895
FNMA POOL 745571	4.00 01JAN19	2,212,628	2,246,726
FNMA POOL 759866	5.500 01FEB34	535,696	525,839
FNMA POOL 786225	5.00 01JUL19	356,908	351,585
FNMA POOL 791404	5.00 01OCT19	310,790	301,766
FNMA POOL 795547	1.000 01SEP34	488,003	490,343
FNMA POOL 803281	4.500 01DEC19	25,781	25,936
FNMA POOL 808277	5.500 01AUG35	504,204	494,524
FNMA POOL 814836	1.000 01APR35	184,547	185,558
FNMA POOL 815039	5.500 01MAY35	449,094	440,472
FNMA POOL 816048	4.500 01MAR20	148,950	149,682
FNMA POOL 821398	5.500 01MAY35	657,979	645,275
FNMA POOL 822298	1.000 01MAY36	170,789	172,394
FNMA POOL 823293	5.500 01JUL35	519,155	509,187
FNMA POOL 824480	4.500 01MJUN20	211,714	212,755
FNMA POOL 825308	5.500 01MAY35	489,992	480,737
FNMA POOL 825803	5.500 01SEP35	780,787	765,411
FNMA POOL 826522	5.500 01JUL35	517,223	507,453
FNMA POOL 826527	4.500 01JUL20	682,076	685,428
FNMA POOL 827759	1.000 01JUL35	478,804	481,442
FNMA POOL 830735	5.500 01JUL35	398,273	390,430
FNMA POOL 830763	5.500 01AUG35	433,540	425,137
FNMA POOL 830784	5.500 01AUG35	933,615	915,519
FNMA POOL 830953	5.500 01AUG35	1,349,172	1,322,603
FNMA POOL 831540	6.000 01JUN36	2,441,137	2,455,939
FNMA POOL 831679	6.500 01JUN36	2,465,811	2,471,369
FNMA POOL 832213	4.500 01JUL20	374,123	375,992
FNMA POOL 833036	4.500 01SEP20	393,413	395,347

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

FNMA POOL 833350	5.500 01AUG35	932,717	914,349
FNMA POOL 835164	5.500 01AUG35	907,061	889,480
FNMA POOL 835268	5.500 01AUG35	505,548	495,842
FNMA POOL 835687	5.500 01NOV34	350,366	343,710
FNMA POOL 837220	4.500 01AUG20	6,999,560	6,965,661
FNMA POOL 837578	4.500 01AUG20	864,128	868,376
FNMA POOL 837589	5.500 01SEP34	458,437	449,728
FNMA POOL 841068	1.00 01NOV34	1,272,054	1,271,673
FNMA POOL 844915	4.500 01NOV20	50,145	50,392
FNMA POOL 848647	5.500 01JAN36	2,208,709	2,210,771
FNMA POOL 869087	5.500 01MAY36	468,126	471,680
FNMA POOL 872502	1.000 01JUN36	456,101	457,052
FNMA POOL 879131	5.000 01JUN21	280,895	286,593
FNMA POOL 879394	5.000 01FEB21	296,076	300,086
FNMA POOL 879600	5.000 01MAR21	516,315	523,308
FNMA POOL 880626	5.500 01APR36	6,385,623	6,447,468
FNMA POOL 881670	1.000 01MAR36	622,196	630,584
FNMA POOL 883573	5.000 01MAY21	319,405	323,772
FNMA POOL 884032	6.500 01MAY36	2,368,066	2,371,946
FNMA POOL 888016	0.010 01JUL36	4,456,100	4,456,372
FNMA TBA JAN 30 SINGLE FAM	6.000 01DEC99	7,253,263	7,217,210
FNMA TBA JAN 30 SINGLE FAM	6.500 01DEC99	3,863,103	3,854,236
FREDDIE MAC	1.00 15DEC29	96,871	97,299
GNMA I TBA JAN 30 SINGLE FAM	6.000 01DEC99	1,545,199	1,543,059
GNMA II TBA JAN 30 JUMBOS	6.000 01DEC99	1,453,750	1,450,613
GNMA POOL 654906	6.000 15APR36	2,276,136	2,303,553
GOV NATL MTG ASSN	3.022 16JAN19	204,827	201,558
GOVERNMENT NATIONAL MTGE ASSOC	3.947 06OCT11	1,216,848	1,216,854
GOVERNMENT NATL MTG ASSN	2.914 16JUN18	178,998	174,851
GOVERNMENT NATL MTG ASSN	3.607 16AUG18	144,993	142,355
GOVERNMENT NATL MTG ASSN	4.145 16FEB18	643,801	631,338
GOVERNMENT NATL MTG ASSN	4.044 16MAY21	185,427	181,438
GOVERNMENT NATL MTG ASSN	4.385 16AUG30	339,175	336,698
GOVERNMENT NATL MTG ASSN	4.016 16JUL27	244,079	242,438
GOVERNMENT NATL MTG ASSN	4.045 16JUL20	499,030	491,194
GOVERNMENT NATL MTG ASSN	4.015 16NOV10	468,320	459,397
GOVERNMENT NATL MTG ASSN	4.449 16MAR25	622,687	624,173
GOVERNMENT NATL MTG ASSN	4.241 16JUL29	393,875	392,811
GOVERNMENT NATL MTG ASSN	2.712 16FEB20	482,162	469,092
GOVERNMENT NATL MTG ASSN	3.206 16APR18	203,630	198,946
GOVERNMENT NATL MTG ASSN	3.110 16JAN19	336,634	324,377
GOVERNMENT NATL MTG ASSN	2.822 16DEC19	439,998	435,734
GOVERNMENT NATL MTG ASSN	2.946 16MAR19	957,377	958,346
GOVERNMENT NATL MTG ASSN	3.084 16MAR22	326,014	319,350
GOVERNMENT NATL MTG ASSN	4.248 16JUL29	542,194	542,148
GOVERNMENT NATL MTG ASSN GTD	3.760 16SEP28	438,004	439,169
GOVERNMENT NATL MTG ASSN GTD	4.212 16JAN28	539,006	537,362
GOVERNMENT NATL MTG ASSN GTD	4.045 16OCT23	112,227	112,036
GOVERNMENT NATL MTG ASSN GTD	4.201 16AUG26	1,092,912	1,097,062
GOVERNMENT NATL MTG ASSN GTD	3.772 16JUN25	1,113,592	1,120,888
GOVERNMENT NATL MTG ASSN GTD	4.087 16JAN30	308,117	307,240
GOVERNMENT NATL MTG ASSN GTD	3.888 16JUL26	617,172	616,086
GVNMT NATL MTG ASSN REMIC MTG	3.377 16JAN23	88,000	85,013
UNITED STATE TREAS BDS	8.75 15AUG20	2,880,373	2,869,269
UNITED STATE TREAS NTS	4.625 31MAR08	4,864,751	4,859,038
UNITED STATE TREAS NTS	4.875 30APR08	4,851,229	4,846,090
UNITED STATE TREAS NTS	5.00 31JUL08	2,527,363	2,524,703
UNITED STATES TREAS BDS	8.875 15AUG17	1,401,836	1,309,456
UNITED STATES TREAS BDS	8.125 15MAY21	1,247,127	1,173,004
UNITED STATES TREAS BDS	8.750 15MAY17	3,968,003	3,936,810
UNITED STATES TREAS BDS	6.250 15MAY30	2,305,996	2,332,137
UNITED STATES TREAS BDS	4.500 15APR36	5,858,787	5,743,261
UNITED STATES TREAS NTS	3.375 15JAN07	251,542	248,971
UNITED STATES TREAS NTS	3.625 15JAN08	248,156	247,192
UNITED STATES TREAS NTS	3.875 15JAN09	252,602	247,563
UNITED STATES TREAS NTS	4.250 15JAN10	892,186	865,159
UNITED STATES TREAS NTS	3.875 15FEB13	1,837,344	1,873,678
UNITED STATES TREAS NTS	4.25 15AUG14	1,063,531	1,045,202
UNITED STATES TREAS NTS	5.125 15MAY16	1,204,209	1,209,918
UNITED STATES TREAS NTS	5.125 30JUN11	995,953	995,380
UNITED STATES TREAS NTS	3.875 15FEB13	252,626	257,631
UNITED STATES TREAS NTS	3.000 15JUL12	3,459,918	3,482,891
UNITED STATES TREAS NTS	2.000 15JAN16	1,207,950	1,182,188
UNITED STATES TREAS NTS	4.875 15MAY09	657,631	662,177
UNITED STATES TREAS NTS	5.125 15MAY16	2,867,089	2,823,143
UNITED STATES TREAS NTS	5.125 30JUN08	339,674	338,762
UNITED STATES TREAS NTS	4.875 15AUG16	3,236,155	3,219,325
UNITED STATES TREAS NTS	4.625 31AUG11	14,585	14,636

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	UNITED STATES TREAS NTS	4.500 30SEP11	2,347,135	2,323,768
	UNITED STATES TREAS NTS	4.625 15NOV16	88,393	87,519
	UNITED STATES TREAS NTS	4.500 30NOV11	7,920,394	7,829,060
	UNITED STATES TREAS NTS	2.625 15MAY08	3,504,681	3,537,440
	UNITED STATES TREAS NTS	4.500 15FEB16	5,219,544	5,235,319

				259,899,017

	Corporate and Other Obligations
	ACCREDITED MTG LN TR	1.000 25APR36	223,916	223,916
*	AEGON FDG CORP	5.750 15DEC20	493,880	499,632
	AETNA INC	7.875 01MAR11	2,019,184	1,926,073
	AIG SUNAMERICA GLOBAL FING XII	5.300 30MAY07 SR NT 144A	316,173	293,535
	ALLSTATE LIFE GLOBAL FDG I	4.250 10SEP08 TRANCHE SR 00002 144A	518,244	496,221
	AMB PPTY L P	7.100 30JUN08	1,955,647	2,001,906
	AMERADA HESS CORP	6.650 15AUG11	606,825	616,654
	AMERADA HESS CORP	6.650 15AUG11	298,723	285,394
	AMERICAN ELEC PWR INC	5.250 01JUN15	303,329	315,339
	AMERICAN GEN FIN CORP MTN	2.750 15JUN08	978,362	944,850
	AMERICAN GEN FIN CORP MTN	4.875 15MAY10	236,169	237,153
	AMERICAN INTL GROUP	2.875 15MAY08	1,070,793	1,041,777
	AMERICAN INTL GROUP INC	2.875 15MAR08 Global SR VT	1,189,600	1,183,128
	AMERICAN INTL GROUP INC	5.050 15OCT15	285,815	285,546
	AMERICREDIT AUTO RECEIVABLES	4.260 06MAY09	1,198,617	1,196,412
	AMERICREDIT AUTOMOBILE REC TR	3.430 06JUL11	489,301	476,815
	AMGEN INC	4.00 18NOV09 SR NT	205,506	568,689
	AMOCO CORP	6.500 01AUG07	515,831	457,661
	AMVESCAP	5.90 15JAN07 SR NT	427,555	425,887
	AMVESCAP PLC	5.375 27FEB13	421,161	416,549
	ANADARKO PETE CORP	5.950 15SEP16	653,063	657,210
	AOL TIME WARNER INC	6.750 15APR11	596,262	563,574
	ARCHSTONE SMITH OPER TR	5.250 01MAY15	98,371	96,044
	ARCHSTONE SMITH TR	5.000 15AUG07	365,983	366,142
	ARDEN RTLY LTD PARTNERSHIP	5.200 01SEP11	254,255	253,993
	ASSOCIATES CORP NORTH AMER	6.250 01NOV08	976,267	993,870
	ASSURANT INC	5.625 15FEB14	195,551	195,242
	ASSURANT INC	6.750 15FEB34	357,948	341,810
	AT + T CORP	7.300 15NOV11	470,036	476,905
	AT + T INC	1.000 15MAY08	195,772	195,876
	AT + T WIRELESS SVCS INC	8.750 01MAR31	208,776	222,616
	AT+T WIRELESS SVCS INC	7.500 01MAY07	341,858	344,676
	AT+T WIRELESS SVCS INC	7.875 01MAR11	183,267	192,188
	AVALOBAY CMNTYS	5.000 01AUG07	136,958	131,771
	BALL CORP	6.875 15DEC12	79,190	79,875
*	BANC AMER COML MTG INC	5.334 10SEP45	659,137	657,935
*	BANC AMER COML MTG INC	4.161 10DEC42	550,920	532,628
*	BANC AMER COML MTG INC	5.787 11MAY35	356,930	360,079
*	BANC AMER COML MTG INC	4.128 10AUG42	423,025	409,205
*	BANC AMER COML MTG INC	4.247 10JUL43	464,959	459,142
*	BANK AMER COPR	3.875 15JAN08	1,801,277	1,735,371
*	BANK AMER CORP	5.42 15MAR17 NT 144A	569,183	607,050
*	BANK AMER CORP	4.500 01AUG10	640,212	626,820
*	BANK AMER CORP	5.420 15MAR17	687,192	582,768
*	BANK AMER FDG CORP	4.117 25MAY35 2005 D MTG PASSTHRU CTF CL A1	463,219	460,846
	BANK BANK ONE TEX NA MT	6.25 15FEB08 NTS TRANCHE SB	548,619	568,145
	BANKBOSTON NA MTN	6.375 25MAR08	488,067	495,245
	BAYVIEW FINL SECS CO LLC	1.000 28DEC35	455,149	452,824
	BAYVIEW FINL SECS CO LLC	5.208 28APR39	440,474	430,768
	BEAR STREANS COML MTG SECS INC 2003	4.240 13AUG39	428,137	412,015
	BEAR STREANS	5.533 12OCT41	595,435	599,240
	BEAR STREANS ALT A TR	1.000 25FEB36	576,293	573,241
	BEAR STREANS ALT A TR	1.000 25MAR36	458,089	458,249
	BEAR STREANS ALT A TR	1.000 25MAY36	276,599	277,581
	BEAR STREANS ALT A TR	1.000 25JAN36	420,914	421,179
	BEAR STREANS COML MTG SECS INC	1.000 12OCT42	615,130	608,682
	BEAR STREANS COML MTG SECS TR	1.000 11SEP38	221,444	225,610
	BEAR STREANS COML MTG SECS TR	5.518 11SEP41	127,946	128,685
	BEAR STREANS COMMERICAL MTG	5.171 01DEC38	1,062,934	1,046,839
	BEAR STREANS COS INC	3.250 25MAR09	609,537	610,398
	BEAR STREANS COS INC	5.500 15AUG11	487,517	494,253
	BERKSHIRE HATHAWAY FIN CORP	4.125 15JAN10 GTD SR NT	266,745	535,911
	BERKSHIRE HATHAWAY FIN CORP	4.200 15DEC10	269,260	259,749
	BHP BILLITON FIN USA LTD	4.800 15APR13	415,558	402,684
	BMW VEH Owner Tr	4.28 25FEB10 2005 Asset BKD NT CL A4	725,910	202,670
	BOEING CAP CORP	6.500 15FEB12 SR NT	440,634	264,489
	BOEING CAP CORP	7.375 27SEP10	458,868	430,270
	BOEING CAP	5.125 15FEB13 NT	464,946	441,299

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	BOSTON PPTYS LTD PARTNERSHIP	6.250 15JAN13	305,666	305,618
	BOSTON PPTYS LTD PARTNERSHIP	5.000 01JUN15	161,160	159,967
	BOSTON PPTYS LTD PARTNERSHIP	5.625 15APR15	127,122	127,705
	BOSTON SCIENTIFIC CORP	6.000 15JUN11	630,791	638,660
	BRANDYWINE OPER PARTNERSHIP	1.000 01APR09	195,772	195,772
	BRITISH SKY BROADCASTING GROUP	6.875 23FEB09	64,373	60,461
	BRITISH SKY BROADCASTING GROUP	8.200 15JUL09	1,050,307	938,063
	BRITISH TELECOMMUNICATIONS PLC NT	1.000 15DEC10	333,763	316,802
	BSKYN FIN U K PLC	5.625 15OCT15	256,944	254,053
	BURLINGTON NORTHN SANTA FE	7.875 15APR07 NT	544,673	493,088
	C BASS SER 2006 CB2 TR	1.000 25DEC36	89,660	89,395
	C BASS TR	1.000 25NOV35	298,552	296,689
	CADBURY SCHWEEPES	3.875 01OCT08 GTD SR NOTE	711,813	705,779
	CAPCO AMER SECURITIAZATION CORP MTG	6.260 15OCT30	900,552	861,559
	CAPITAL AUTO REC AST TR	5.23 15FEB09 2006 ASSET BKD CTF	660,670	464,450
	CAPITAL AUTO RECEIVABLES	5.03 15OCT09 2006 ASSET BKD NT	459,980	658,770
	CAPITAL AUTO RECEIVABLES ASSET	3.580 15JAN09	1,326,144	1,311,189
	CAPITAL AUTO RECEIVABLES ASSET	3.750 15JUL09	92,969	91,327
	CAPITAL AUTO RECEIVABLES ASSET	2.640 17NOV08	548,008	541,541
	CAPITAL AUTO RECEIVABLES ASSET 2005	4.100 15JUN08	367,336	366,450
	CAPITAL ONE BK	5.125 15FEB14	655,506	673,914
	CAPITAL ONE MULTI ASSET	4.40 15AUG11 2005 NT CL A	538,324	454,458
	CAPITAL ONE PRIME AUTO RECEIV	4.320 15AUG09	714,485	710,615
	CARNIVAL CORP	3.750 15NOV07	243,856	241,400
	CAROLINA PWR + LT CO	6.500 15JUL12	1,134,935	1,066,744
	CAROLINA PWR + LT CO	6.500 15JUL12	204,735	210,272
	CARRINGTON MTG LN TR	1.000 25MAY36	202,976	202,990
	CATERPILLAR FINL TR	5.57 25MAY10 SER 2006 A NT CL	193,692	539,467
	CENTEX CORP	5.450 15AUG12	172,780	177,220
	CENTEX HOME EQUITY LN TR	1.000 25JUN36	157,502	157,505
	CHASE COML MTG SECS CORP	7.370 19JUN29	420,788	391,815
	CHASE COML MTG SECS CORP	6.600 19DEC29	383,178	344,775
	CHASE INSSUANCE	3.22 15JUN10 2004 NT CL	240,969	192,652
	CHASEFLEX TRUST	1.000 25SEP46	209,531	209,318
	CHEVRONTEXACO CAP CO	3.500 17SEP07	765,677	749,717
	CHEVY CHASE BK FSB	6.875 01DEC13	198,858	195,772
	CHUBB CORP	5.472 16AUG08	562,120	564,328
	CINGULAR WIRELESS	7.125 15DEC31 SR NT	779,479	244,975
	CISCO SYS INC	5.250 22FEB11	107,469	107,945
	CIT GROUP FDG CO CDA	5.600 02NOV11	322,931	325,324
	CIT GROUP INC	7.750 02APR12	186,704	172,672
	CIT GROUP INC	4.750 15AUG08	400,968	397,926
	CIT GROUP INC REORGANIZED	3.875 03NOV08	2,044,077	2,006,102
*	CITIBANK CR CARD ISSUANCE	3.10 10MAR10 SER 2003 A3 NT	1,148,801	1,145,268
*	CITIBANK CR CARD ISSUANCE	2.90 17MAY10 2003 A 6 CL A6 NT	498,746	1,138,477
*	CITICORP RESIDENTIAL MTG TR	1.000 25SEP36	494,983	493,442
*	CITICORP RESIDENTIAL MTG TR	1.000 25SEP36	1,223,540	1,221,473
*	CITIFINANCIAL MTG SECS INC	3.360 25JAN33	125,956	119,133
*	CITIGROUP COML MTG TR	1.000 15APR40	649,405	650,626
*	CITIGROUP INC	6.00 31OCT33 GLOBAL SUB NT	1,159,859	802,935
*	CITIGROUP INC	4.625 03AUG10	293,620	288,400
*	CITIGROUP MTG LM TR	1.000 25AUG35	513,887	499,335
*	CITIGROUP MTG LM TR	1.000 01MAR36	140,180	139,780
*	CITIGROUP MTG LN TR	1.000 25MAY35	615,733	616,720
*	CITIGROUP MTG LN TR	1.000 25MAR36	754,034	754,170
*	CITIGROUP RESIDENTAL MTG TR	1.000 25JUL36	1,025,419	1,025,165
*	CITIGROUP/DEUTSCHE BANK	5.408 15JAN46	457,442	457,874
*	CITIGROUP/DEUTSCHE BANK	5.408 15JAN46	196,749	196,935
	CITY NATL CORP	5.125 15FEB13	238,231	234,860
	COCA COLA ENTERPRISES INC	8.500 01FEB22	139,008	155,219
	COLONIAL BK MONTGOMERY AL	8.000 15MAR09	88,398	86,557
	COLONIAL BK NATL ASSN	6.375 01DEC15	273,992	276,200
	COLONIAL RLTY LTD PARTNERSHIP	4.750 01FEB10	195,762	190,378
	COMCAST	6.50 15JAN17 NT	403,698	408,838
	COMCAST CABLE COMM INC	6.875 15JUN09	260,935	248,082
	COMCAST CORP NEW	5.650 15JUN35	765,732	764,152
	COMCAST CORP NEW	5.850 15NOV15	1,555,985	1,548,800
	COMCAST CORP NEW	5.500 15MAR11	470,571	462,005
	COMCAST CORP NEW	5.500 15MAR11	155,918	157,278
	COMCAST CORP NEW	6.500 15JAN17	259,484	255,366
	CORNED TRANSITIONAL FDG	5.63 25JUN09 SER 1998 NT CL	739,579	481,045
	COMEO TRANSITIONAL FDG	5.74 25DEC10 SER 1998 NT CL	739,579	679,513
	COMMERICIAL NET LEASE RLTY INC	6.150 15DEC15	175,737	178,147
	COMPASS BK BIRMINGHAM AL	5.500 01APR20	416,995	417,712
	CONAGRA INC	7.875 15SEP10	120,001	114,405
	CONOCO FDG CO	6.350 15OCT11	811,671	762,393
	CONOCOPHILLIPS CDA FDG	5.95 15OCT 36 NT	141,560	143,725
	CONOCOPHILLIPS CDA FDG CO I	5.625 15OCT16	734,087	737,636

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

CONSOLIDATED EDISON CO NY INC	5.300 01DEC16	780,865	771,540
CONSUMERS ENERGY CO	5.375 15APR13	322,604	300,510
COORS BREWING CO	6.375 15MAY12	405,086	400,111
CORNING INC	6.200 15MAR16	169,528	169,421
COUNTRYWIDE BK ALEXANDRIA	CTF DEP 1.00 25APR07	489,382	489,435
COUNTRYWIDE FDG CORP MTN	4.000 22MAR11	331,445	315,959
COUNTRYWIDE FDG CORP MTN	4.000 22MAR11	234,117	227,676
COUNTRYWIDE FINL CORP	1.000 05JAN09	978,861	978,635
COVENTRY HEALTH CARE INC	5.875 15JAN12	290,601	280,278
COX COMMUNICATIONS INC NEW	5.450 15DEC14	1,326,334	1,335,095
CREDIT SUIS USA	5.500 16AUG11	677,730	687,723
CREDIT SUISSE COML MTG TR	1.000 15JUN38	479,193	498,709
CREDIT SUISSE COML MTG TR	5.467 15SEP39	747,654	749,660
CREDIT SUISSE FIRST BOSTON	6.30 15nov30 COML MTG 1998	196,526	196,208
CREDIT SUISSE FIRST BOSTON MTG	3.861 15MAR36	364,174	354,317
CREDIT SUISSE FIRST BOSTON MTG	1.000 15JAN37	293,144	302,508
CREDIT SUISSE FIRST BOSTON MTG 2002	1.000 25AUG32	109,211	105,492
CREDIT SUISSE FIRST BOSTON MTG 2006	1.000 25MAY36	141,932	141,558
CREDIT SUISSE FIRST BOSTON USA	4.125 15JAN10	617,032	617,283
CRH AMER	6.00 30SEP16 NT	223,927	226,458
CSX CORP	6.250 15OCT08	138,030	138,963
CVS CORP	5.750 15AUG11	635,115	643,912
CVS CORP	4.000 15SEP09	151,321	146,684
CVS CORP	5.750 15AUG11	136,794	138,689
CWABS INC	3.872 25MAR20	352,759	347,568
CWABS INC	4.615 25FEB35	489,413	473,720
CWABS INC	1.000 25MAY34	98,659	98,432
CWALT ALTERNATIVE LN TR	1.000 25JUL21	1,132,879	1,132,357
CWALT INC	1.000 25DEC35	331,891	331,787
CWHEQ HOME EQUITY LN TR	1.000 25JUN35	587,111	587,303
D R HORTON INC	5.375 15JUN12	668,335	676,930
DAIMLER CHRYSLER AUTO TR	5.06 08OCT08 2006 ASSET BKD CTF	448,479	448,149
DAIMLER CHRYSLER HLDGS	8.500 18JAN31	101,966	104,874
DAIMLERCHRYLSER AUTO TR	3.71 08OCT09 SER 2004	738,971	728,301
DAIMLERCHRYSLER AUTO TR	2.580 08APR09	465,834	460,448
DAIMLERCHRYSLER NORTH AMER	4.875 15JUN10	136,720	133,588
DAIMLERCHRYSLER NORTH AMER	4.875 15JUN10	151,288	147,901
DAIMLERCHRYSLER NORTH AMER HLD	1.000 07MAR07 NT FLTG RATE DTD 7MAR05	288,531	293,705
DB MASTER FIN LLC	5.779 20JUN31	97,885	99,103
DEERE JOHN CAP CORP	3.900 15JAN08	1,173,095	1,158,229
DEERE JOHN CAP CORP	4.400 15JUL09	293,212	287,662
DEFEREATED DEPT STORES	7.00 15FEB28 DEB	174,955	175,256
DEUTSCHE MTG & ASSET	6.861 15jun031 COML MTG CTF 1998	223,547	223,087
DEUTSCHE TELEKOM INTL FIN BV	8.250 15JUN30	521,328	487,358
DEVON FING	7.875 30SEP31 DEB	263,619	266,401
DIAGEO CAP PLC	4.375 03MAY10 GTD NT	297,547	289,888
DIAGEO FIN BV	5.50 01APR13 GTD NT	400,803	401,288
DLJ COML MTG CORP	6.240 12NOV31	770,954	701,523
DLJ COML MTG CORP	1.000 12NOV31	289,753	277,076
DOMINION RES INC DEL	7.195 15SEP14	241,115	225,564
DONNELLEY R R + SONS CO	4.950 01APR14	78,594	81,246
DOW CHEM CO	7.375 01NOV29 NT	223,454	227,048
DTE ENERGY COMPANY	6.350 01JUN16	229,894	238,954
DUKE CAP CORP	8.00 01OCT19 SR NT	397,105	397,771
DUKE ENERGY FIELD SVCS LLC	7.875 16AUG10	89,222	84,232
DUKE RLTY CORP	5.785 15AUG12	243,680	248,533
DUKE RLTY LTD PARTNERSHIP	3.500 01NOV07	121,835	120,316
DUKE WEEKS RLTY LTD PRTNSHP	7.750 15NOV09	315,207	284,928
DUKE WELS REALTY CORP	6.950 15MAR11	98,417	103,320
ECALL 3ML (317504AJ7)	AUG07 5.37 CALL	(90,027)	(130,873)
EL PASO CORP	7.750 15JUN10 NT 144A	399,712	414,058
EMBARQ CORP	7.995 01JUN36 NT	231,639	229,192
EMBARQ CORP	7.995 01JUN36	618,481	646,829
EMBARQ CORP	6.738 01JUN13	24,470	25,047
ENTERPRISE PRODS OPER L P	5.600 15OCT14	131,252	124,978
ENTERPRISE PRODS OPER L P	5.600 15OCT14	464,953	461,458
EOP OPER LTD PARTNERSHIP	4.650 01OCT10	1,510,915	1,560,124
EOP OPER LTD PARTNERSHIP	7.000 15JUL11	489,433	471,390
EPR OPER LTD PARTNERSHIP	5.375 01AUG16	116,891	116,236
EQUITY RESIDENTIAL	5.125 15MAR16	342,214	332,727
ERAC USA FIN CO	7.350 15JUN08	977,217	1,003,363
ERIE CNTY NY TOB ASSET TAXABLE ASSET	6.000 01JUN28	334,211	332,197
ERP OPER CTD PARTNERSHIP	6.625 15MAR12	84,810	77,409
EXELON CORP	6.750 01MAY11	274,928	270,946
EXXON CAPITAL CORP	6.125 08SEP08	413,218	372,934
FEDERAL RLTY INVT TR	5.400 01DEC13	631,366	624,313
FEDERAL RLTY INVT TR	5.650 01JUN16	274,081	272,941
FEDERAL RLTY INVT TR	6.000 15JUL12	122,237	124,883

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

FEDERATED RETAIL HLDGS	5.900 01DEC16 GTD SR NT	195,639	195,049
FEDERATED RETAIL HLDGS INC	5.900 01DEC16	156,511	156,374
FEDEX CORP	2.650 01APR07	357,016	354,858
FINANCING CORP CPN FICO STRIPS	5NOV13 SER 1 INT PMT ON 10PCT 2018	178,064	203,129
FINANCING CORP CPN FICO STRIPS	07SEP09 SER 15INT PMT ON 9.65 2019	2,081,956	2,266,973
FINANCING CORP CPN FICO STRIPS	06JUN13 SER 12 INT PMT ON 9.9 2018	620,362	649,188
FIRST NLC TR	1.000 25DEC35	297,373	297,025
FIRSTENEGRY CORP	6.450 15JUN11	1,576,755	1,531,151
FIRSTENERGY CORP	6.450 15NOV11	1,143,703	1,102,429
FIRSTENERGY CORP	6.450 15NOV11	281,459	275,607
FORD CR AUTO ONWER	5.04 15SEP08 2006 ASSET BKD NT	575,855	575,273
FORD CR AUTO OWNER TR	4.380 15JAN10	1,277,351	1,262,715
FORD CR AUTO OWNER TR	3.540 15NOV08	318,070	314,419
FORD CR AUTO OWNER TR	4.640 15APR10	337,698	334,889
FORD CREDIT AUTO ONWER	5.26 15OCT10 2006 NT CL	743,795	744,632
FPL GROUP CAP INC	5.625 01SEP11	586,818	593,753
FRANCE TELECOM SA	8.500 01MAR31	491,592	488,292
FRANKLIN RES INC	3.70 15APR08 SR NT	441,562	430,941
GE COML MTG CORP	3.915 10NOV38 2004 C1 COML MTG CTF CL A 2	565,631	542,708
GE COML MTG CORP	4.863 10JUL45	511,550	502,817
GENERAL ELEC CAP CORP	4.125 01SEP09 TRANCHE TR00699	219,053	219,006
GENERAL ELEC CAP CORP	7.375 19JAN10 TRANCHE TR00443	481,139	440,771
GENERAL ELEC CAP CORP	6.00 15JUN 12 TRANCHE TR00551	667,725	637,637
GENERAL ELEC CAP CORP MTN	3.500 15AUG07	1,975,841	1,937,905
GENERAL MILLS	5.125 15FEB07 NT	509,660	508,927
GENERAL MTRS ACCEP CORP	1.000 16JAN07 TRANCHE 00634	193,080	195,771
GOLDMAN SACHS GROUP INC	6.875 15JAN11 NT	350,258	325,225
GOLDMAN SACHS GROUP INC	5.70 01SEP12 SR NT	747,578	719,665
GOLDMAN SACHS GROUP INC	5.25 01APR13 SR NT	500,103	489,347
GOLDMAN SACHS GROUP INC	4.500 15JUN10	1,338,127	1,331,688
GOLDMAN SACHS GROUP INC	4.500 15JUN10	455,903	459,863
GREENWICH CAP COML FDG CORP	4.883 10JUN36 2004 GG1 COML MTG CTF CL A 5	378,745	371,707
GREENWICH CAP COML FDG CORP	4.305 10AUG42	542,298	538,404
GS MTG SECS CORP	1.000 25MAR46	354,580	354,580
GS MTG SECS CORP II	4.751 10JUL39	741,468	707,189
GS MTG SECS CORP II	5.396 10AUG38	349,566	358,643
GS MTG SECS TR	5.479 10NOV39	1,288,681	1,293,737
GSAMP TR	1.000 25MAY36	105,353	105,369
GULF PWR CO	5.300 01DEC16	929,714	915,251
HARLEY DAVIDSON MOTORCYCLE	4.30 15MAY10 2005 CONTRACT BACKED NT	111,567	111,663
HARLEY DAVIDSON MOTORCYCLE	5.06 15JUN10 2006 CONTR BKD NT CL	305,434	304,778
HARTFORD FINL SVCS GROUP INC	5.500 16AUG08	259,409	260,606
HEALTHCARE RLTY TR IN	8.125 01MAY11	325,569	307,878
HEINZ H J FIN CO	6.000 15MAR12	332,725	328,084
HEWLETT PACKARD CO	1.000 22MAY09	230,032	230,396
HONDA AUTO RECEIVABLE OWNER	4.85 19OCT09 2005 ASSET BKD CTF	415,934	413,871
HONDA AUTO RECIVABLES	3.280 18FEB10	1,017,744	994,800
HONDA AUTO REVBLS ONWER	5.300 21JUL10 2006 NT CL	420,854	421,700
HOST HOTELS + RESORTS L P	6.875 01NOV14	48,574	49,555
HOUSEHOLD FIN CORP	4.125 15DE 08 NT	1,230,184	1,197,488
HRPT PPTYS TR	1.000 16MAR11	269,187	269,279
HSBC FIN CORP	5.250 14JAN11	977,139	978,888
HSBC FIN CORP	5.500 19JAN16	422,387	447,484
HUNTINGTON NATL BK	4.375 15JAN10	246,688	237,354
HUTCHISON WHAMPOA INTL	6.500 13FEB13	352,695	358,553
HYUNDIA AUTO RECEIVABLES TR	5.250 15MAY13	543,232	543,099
ICI WILMINGTON INC	4.375 01DEC08	426,189	432,201
ILLINOIS EDL FACS AUTH	5.00 01JUL33	914,829	976,374
ILLINOIS PWR SPL	5.65 25DEC10 1998 TRANSITIONAL FDG	1,117,537	1,031,659
INDYMAC INDX MTG LN TR	1.000 25SEP36	573,543	578,211
INDYMAC MBS INC	1.000 25MAY36	327,754	328,871
INTERNATIONAL BUSINESS MACHS	4.375 01JUN09	82,954	81,772
INTERNATIONAL LEASE FIN CORP	4.750 13JAN12	370,353	361,666
INTERNATIONAL PAPER CO	5.300 01APR15	201,883	198,101
INTL LEASE FIN CORP MTN	5.750 15JUN11	97,760	99,464
IRS	SWP089550	(55,208)	79,978
IRS	SWP088800	(47,361)	85,310
IRS	SWP089766	45,740	(14,114)
IRS	SWP089824	7,743	(2,392)
IRS	SWP089840	244,982	(75,593)
IRS	SWP084700	(21,535)	(48,704)
IRS	SWP098320	699,531	273,285
ISTAR FINL INC	5.150 01MAR12	127,045	123,757
ITT CORP NEW	7.375 15NOV15	241,894	245,528
J P MORGAN CHASE COML MTG	5.198 15DEC44	418,094	415,122
J P MORGAN CHASE COML MTG	5.437 12DEC44	541,065	541,858
J P MORGAN CHASE COML MTG	1.000 15APR45	1,123,596	1,151,125
J P MORGAN CHASE COML MTG	4.893 15AUG42 2005 LDP3 COML MTG PASS CL A S	565,645	550,099
J P MORGAN CHASE COML MTG SECS	4.625 15MAR46 2005 LDP1 COML MTG PASSTHR A2	403,325	393,309
J P MORGAN CHASE COML MTG SECS	3.175 12JAN37 2004 CIBC10 MTG PASS CTF A 1	2,192	2,210
J P MORGAN CHASE COML MTG SECS	4.790 15OCT42	418,084	408,768

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

J P MORGAN CHASE COML MTG SECS	6.260 15MAR33	719,110	754,286
J P MORGAN CHASE COML MTG SECS	4.302 15JAN38	511,495	490,324
J P MORGAN CHASE COML MTG SECS	4.851 15AUG42	447,592	439,632
J P MORGAN CHASE COML MTG SECS	4.790 15OCT42	418,084	409,706
J P MORGAN CHASE COML MTG SECS	1.000 12DEC44	231,169	232,214
J P MORGAN CHASE COML MTG SECS	1.000 12JUN43	457,415	469,760
JAPAN FIN CORP ME	1.550 21FEB12	6,126,110	6,041,423
JEFFERIES GROUP INC NEW	7.750 15MAR12	200,370	218,412
JEFFERIES GROUP INC NEW	5.500 15MAR16	340,457	333,608
JOHNSON CTLS INC	5.250 15JAN11	92,980	92,350
JP MORGAN ALT LN TR	1.000 25OCT46	567,542	567,542
JP MORGAN CHASE	6.750 01FEB11	766,101	771,815
JP MORGAN CHASE	1.000 15APR45	254,254	263,264
JPMORGAN CHASE + CO	5.125 15SEP14	678,621	668,959
KRAFT FOODS INC	4.000 01OCT08	834,316	813,753
KREDITANST FUR WIEDERAUFBAU	1.850 20SEP10	2,521,789	2,387,410
KROGER CO	6.750 15APR12	405,783	395,447
KROGER CO	6.200 15JUN12	1,179,507	1,149,271
L 3 COMMUNICATIONS CORP	7.625 15JUN12	164,198	162,099
L 3 COMMUNICATIONS CORP	6.375 15OCT15	58,294	58,144
LB UBS	5.372 15SEP39	703,345	701,061
LB UBS COML MTG TR	2.720 15MAR27 2003 C1 COML MTG CTF CL A 1	419,673	422,869
LB UBS COML MTG TR	5.300 15NOV38	639,430	637,969
LB UBS COML MTG TR	4.647 15JUL30	836,179	811,832
LB UBS COML MTG TR	1.000 15JUN29	176,039	182,794
LB UBS COML MTG TR	4.201 15DEC29	437,765	423,834
LB UBS COML MTG TR	1.000 15JUN38	718,348	721,842
LEHMAN BROS INC	6.500 15APR08	662,027	692,955
LEHMAN BROTHERS HLDGS INC	5.500 04APR16	789,624	800,552
LEHMAN BROTHERS HLDGS INC	4.250 27JAN10	619,164	619,351
LEUCADIA NATL CORP	7.000 15AUG13	233,239	233,483
LIBERTY PPTY LTD PARTNERSHIP	5.500 15DEC16	121,478	120,295
LUBRIZOL CORP	4.625 01OCT09	132,444	129,628
LUBRIZOL CORP	4.625 01OCT09	234,718	230,449
LUBRIZOL CORP	5.500 01OCT14	146,400	147,910
MACK CALI RLTY L P	5.125 15JAN15	194,568	188,229
MACK CALI RLTY L P	5.050 15APR10	136,790	134,812
MACK CALI RLTY L P	5.250 15JAN12	194,441	192,567
MANUFACTURES + TRADERS TR	1.000 28DEC20	252,914	247,817
MARSH + MCLENNAN COS INC	5.750 15SEPT15	663,317	659,666
MASCO CORP	6.125 03OCT16	462,592	467,513
MASTR ASSET BACKED SECS TR	1.000 25AUG36	621,577	621,577
MBNA AMER BK NATL ASSN	5.375 15JAN08 TRANCHE SR00010	247,329	244,714
MBNA CORP ST MTN	6.125 01MAR13	105,503	101,640
MBNA CR CARD MASTER	2.75 15OCT10 2003 NT CL A	258,493	260,523
MBNA CR CARD MASTER	4.20 15SEP10 2005 NT CL A	1,294,100	1,295,074
MBNA CR CARD MASTER NT TR	2.750 15OCT10	275,251	279,492
MEDCO HEALTH SOLUTIONS INC	7.250 15AUG13	92,017	89,308
MERRILL LYNCH + CO INC	6.875 15NOV18 NT	402,235	404,654
MERRILL LYNCH + CO INC	4.250 08FEB10	1,024,875	998,727
MERRILL LYNCH + CO INC	4.790 04AUG10	660,731	651,738
MERRILL LYNCH + CO INC	4.790 04AUG10	627,944	627,600
MERRILL LYNCH + CO INC	6.220 15SEP26	592,075	610,253
MERRILL LYNCH MTG INVS INC	1.000 25AUG36	447,108	442,889
MERRILL LYNCH MTG INVS INC	1.000 25MAR36	486,994	489,419
MERRILL LYNCH MTG TR	4.806 12SEP42	1,197,169	1,219,391
MERRILL LYNCH MTG TR	1.000 12NOV37	332,746	330,746
MERRILL LYNCH MTG TR	4.960 12JUL38	270,665	266,829
MERRILL LYNCH MTG TR	1.000 12NOV37	196,844	195,734
METLIFE INC	5.375 15DEC12	98,171	98,101
METLIFE INC	5.000 15JUN15	927,398	901,908
MGM MIRAGE	6.000 01OCT09	99,354	97,641
MGM MIRAGE FOMERLY GRAND ICN	8.500 15SEP10	208,008	209,476
MICHIGAN TOB SETTLEMENT FIN	7.309 01JUN34	1,160,908	1,200,736
MID ST TR IV	ASSET BACKED NT 8.33 01APR30	779,447	766,404
MIDAMERICAN ENERGY HLDGS CO	5.875 01OCT12	141,902	144,482
MIDAMERICAN FDG	6.75 01MAR11 SER SECD NT	505,191	462,894
ML CFC COML MTG TR	1.000 12JUN46	378,950	388,486
MOHAWK INDS INC	6.125 15JAN16	419,951	417,881
MORGAN STANELY CAP I INC	1.000 15MAR30	534,971	498,244
MORGAN STANELY CAP I INC	1.000 15DEC31	466,772	479,461
MORGAN STANELY CAP I INC	5.090 12OCT52	324,794	321,439
MORGAN STANELY CAP I TR 2006	5.712 20JUL44	605,582	604,864
MORGAN STANLEY	4.000 15JAN10	614,729	615,649
MORGAN STANLEY CAP I INC	4.890 12JUN47	1,225,318	1,183,587
MORGAN STANLEY CAP I TR	1.000 12AUG41	649,599	656,652
MORGAN STANLEY CAPITOL I	5.325 15DEC43	615,118	611,006
MORGAN STANLEY GROUP INC	6.750 15APR11	464,370	475,929

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

MORGAN STANLEY GROUP INC	1.000 09FEB09	274,081	274,515
MORGAN STANLEY HOME EQUITY LN	1.000 25APR36	231,901	231,865
MORGAN STANLEY MTG LN TR 2006	1.000 25NOV36	274,081	275,366
MOTOROLA INC	7.625 15NOV10	29,060	27,403
NATIONAL GRID PLC	6.300 01AUG16	488,378	506,896
NAVISTAR FINANICAL CORP OWNER	3.530 15OCT12	955,881	950,587
NEW YORK LIFE GLOBAL FDG	3.875 15JAN09 TRANCHE TR 00002	758,276	740,971
NEWCASTLE MTG SECS TR	1.000 25MAR36	336,645	336,645
NEWS A,ER INC	6.400 15DEC35	82,303	82,657
NEWS AMER HLDGS INC	7.700 30OCT25	462,963	429,329
NEXTEL COMMUNICATIONS INC	5.950 15MAR14	141,249	133,452
NIAGRA MOHAWK PWR CORP	7.750 01OCT08	267,523	253,598
NISOURCE FIN CORP	7.875 15NOV10	225,288	211,211
NISOURCE FIN CORP	1.000 23NOV09	113,036	112,602
NISOURCE FIN CORP	5.250 15SEP17	341,354	321,105
NISSAN AUTO RECEIVABLES	3.210 16MAR09	92,705	91,871
NISSAN AUTO RECEIVABLES 2006	5.081 15MAY07	12,388	12,389
NOMURA ASSET ACCEP CORP	1.000 25FEB35	220,238	212,958
NOMURA ASSET ACCEP CORP	5.159 25MAR35	283,864	277,189
NOMURA ASSET ACCEP CORP	4.976 25MAY35	587,293	569,162
NORFOLK SOUTHN CORP	6.750 15FEB11	159,102	149,268
NORTHROP GRUMMAN CORP	7.125 15FEB11	166,690	161,837
NORWAY KINGDOM OF	6.000 16MAY11	695,372	675,903
NUVEEN INVTS INC	5.000 15SEP10	244,040	240,744
ORACLE CORP	5.250 15JAN16	131,416	129,357
OTC USD ECAL	JUL07 4.75 CALL	(28,632)	(28,632)
OTC USD ECAL	JUL07 4.75 CALL	32,167	10,011
OWENS CORNING REORG INC	6.500 01DEC16	131,795	134,239
OWNIT MTG LN TR	1.000 25DEC36	353,598	351,942
PACIFIC GAS & ELECTRIC	4.20 01MAR11 1ST MTG BD	268,487	257,001
PACIFIC GAS + ELEC CO	3.600 01MAR09	176,024	170,191
PECO ENEGRY TRANS	6.13 01MAR09	493,057	483,314
PEMEX PROJ FDG MASTER TR	6.125 15AUG08	1,173,788	1,184,031
PEPCO HLDGS INC	5.500 15AUG07	51,643	48,904
PETRO CDA	9.250 15OCT21	567,338	584,806
PG&E ENERGY RECOVERY FDG	3.87 25JUN11 2005 ENERGY RECOVERY	568,060	558,656
PG&E ENERGY RECOVERY FDG	4.85 25JUN11 2005 ENERGY RECVERY BD	196,952	195,889
PHILLIP MORRIS CO INC	7.750 15JAN27	477,254	504,581
PHILLIPS PETE CO	6.650 15JUL18	134,912	159,403
PHOENIX COS INC NEW	6.675 16FEB08	113,692	113,541
PITNEY BOWES INC	5.25 15JAN37 TRANCHE NO TR 00002	705,111	699,349
PITNEY BROWES INC GLOBAL	5.250 15JAN37	656,483	651,117
POTASH CORP SASK INC	4.875 01MAR13	316,342	306,910
PRAXAIR INC	6.375 01APR12	414,148	434,988
PROGRESS ENERGY INC	7.100 01MAR11	104,793	100,074
PROLOGIS	5.500 01APR12	1,289,845	1,294,624
PROVIDIAN GATEWAY OWNER TR	3.350 15SEP11	406,412	410,748
PRUDENTIAL FINL INC	5.100 14DEC11	215,294	213,749
PUBLIC SVC CO COLO	7.875 01OCT12	153,911	164,740
PUBLIC SVC CO COLO	4.375 01OCT08	156,430	154,093
QUEST CORP	8.875 15MAR12	16,078	16,353
QUEST DIAGNOSTICS INC	5.125 01NOV10	200,289	198,069
RAAC	1.000 25AUG36	258,733	258,716
RASC	1.000 25JUN36	431,139	431,004
RAYTHEON	6.40 15DEC18 DEB	232,727	233,928
RAYTHEON CO	6.000 15DEC10	108,752	128,068
RAYTHEON CO	6.750 15AUG07	114,108	100,579
RAYTHEON CO	5.500 15NOV12	120,276	123,125
REGENCY CTRS L P	5.250 01AUG15	132,230	128,120
RENAISSACE HOME EQUITY	2004 HOME LN EQITY 1.00 25NOV34	826,311	830,021
REPUBLIC SVCS INC	6.750 15AUG11	343,446	348,848
RESIDENTIAL ASSET SEC MTG PASS	1.000 25MAY33	37,182	37,156
RESIDENTIAL ASSET SECS CORP	1.000 25APR36	353,270	353,256
RESIDENTIAL CAP COPR	6.500 17APR13	649,068	659,688
RESIDENTIAL CAP CORP	6.375 30JUN10	406,474	410,955
RESIDENTIAL FDG MTG SECS I INC	1.000 25AUG35	402,077	402,840
RESIDENTIAL FDG MTG SECS II	4.460 25MAY35	244,652	241,677
RESIDENTIAL FDG MTG SECS II	1.000 25MAR36	97,878	97,565
ROYAL KPN NV	8.375 01OCT30	132,210	128,977
RUSSELL CO	5.625 15JAN09 GTD NT 144A	1,087,574	991,341
RUSSIA FEDERATION	3.000 14MAY11	2,579,006	2,587,510
SAFEWAY INC	6.500 01MAR11	77,705	75,952
SAFEWAY INC	5.800 15AUG12	233,974	220,660
SAFEWAY INC	5.625 15AUG14	347,845	352,555
SALMON BROS MTG SECS VII INC	1.000 25JAN33	277,725	270,680
SANWA BK LTD N Y BRH	7.400 15JUN11	111,285	105,753
SAXON ASSET SECS TR	2002 MTG LN ASSET BK 1.00 25AUG32	9,147	9,144
SBC COMMUNICATIONS	4.125 15SEP09 GLOBAL NT	166,370	161,192

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

SBC COMMUNICATIONS	6.125 17AUG26 GTD NT 144A	781,593	780,304
SBC COMMUNICATIONS INC	5.300 15NOV10	1,349,348	1,375,490
SIEMENS FINANCIERINGS	3.875 22JAN08 NT 144A	473,770	482,742
SIMON PPTY GROUP LP	5.750 01MAY12	268,538	272,017
SIMON PPTY GROUP LP	5.000 01MAR12	419,244	413,501
SLM CORP	4.500 26JUL10	346,519	338,239
SLM CORP	5.000 01OCT13	762,666	749,287
SMALL BUSINESS ADMIN	DEB SER 199 20K 7.060 01NOV19	329,499	343,146
SMALL BUSINESS ADMIN	DEB SER 1999 20L 7.19 01DEC19	641,687	675,603
SOUNDVIEW HOME LN TR	1.000 25MAY35	146,829	145,007
SOUTH AFRICA REP	8.500 23JUN17	2,132,133	2,611,113
SOUTHERN CA EDISON CO	4.650 01APR15	209,735	198,874
SOUTHTRUST CORP	5.800 15JUN14	117,280	119,243
SOVEREIGN BANCORP INC	4.800 01SEP10	453,000	454,971
SPECIALTY UNDERWRITING	1.000 25FEB37	409,869	409,805
SPRINT CAP CORP	6.875 15NOV28	192,621	225,365
SPRINT CAP CORP	6.375 01MAY09	683,710	693,930
SPRINT CAP CORP	7.625 30JAN11	354,066	366,824
SPRINT CAP CORP	8.375 15MAR12	172,871	157,744
SPRINT CAP CORP	8.750 15MAR32	349,340	347,560
STARWOOD HOTELS + RESORTS WORL	7.875 01MAY12	258,837	262,584
STRUCTRED ADJ RATE MTG LN TR	1.000 25APR36	403,200	405,429
STRUCTURED ASSET INVESTMENT	1.000 25JAN36	269,658	269,680
SWAPTION ( 317503N48)	MAR07 4.85 CALL	(21,400)	(8,377)
SWAPTION ( 317503XA3)	JUN07 5.6 CALL	(59,113)	(148,574)
SWAPTION ( 317503XH8)	AUG07 5.62 CALL	(42,857)	(91,979)
SWAPTION ( 317503YV6)	DEC07 5.15 CALL	(41,012)	(43,138)
SWAPTION ( 317504CK2)	JUL 07 4.9 CALL	31,872	25,726
SWAPTION ( 317504CLO )	JUL07 5 CALL	(30,501)	(30,253)
SWAPTION (3170503PZ7)	JUL07 5.5 CALL	57,883	130,260
SWAPTION (317503DX5)	MAY07 5.22 CALL	(8,508)	(11,637)
SWAPTION (317503DY3)	MAY07 5.08 CALL	8,229	7,327
SWAPTION (317503N63)	MAR07 4.85 CALL	18,708	2,469
SWAPTION (317503NK2)	JUL07 4.85 CALL	19,342	7,332
SWAPTION (317503VZO)	AUG07 5.25 CALL	90,151	—
SWAPTION (317503XGO )	AUG07 5.5 CALL	42,639	84,331
SWAPTION (317503YW4)	DEC 07 5 CALL	41,864	39,412
SWAPTION (317504BY3)	OCT07 4.9 CALL	17,730	20,183
SWAPTION (317504BZ0)	OCT07 5.01 CALL	(18,023)	(21,802)
SWAPTION (317504HY7)	AUG07 4.8 CALL	11,959	8,299
SWAPTION (317504S33)	AUG07 4.9 CALL	(11,198)	(9,222)
SWAPTION(317503NL0)	JUL07 4.95 CALL	(16,915)	(11,234)
SWEDEN KINGDOM OF	5.250 15MAR11	2,785,344	2,918,031
SWEDEN KINGDOM OF	5.000 28JAN09	1,474,427	1,705,612
TCI COMMUNICATIONS INC	7.875 15FEB26	67,610	83,837
TELECOM ITAILIA CAP	5.250 15NOV13	356,363	340,667
TELECOM ITAILIA CAP	4.000 15JAN10	541,812	518,762
TELECOM ITALIA	4.95 30SEP14GTD SR NT	277,615	285,106
TELEFONICA EMISIONES	5.984 20JJUN11 SR NT	685,203	694,202
TELEFONICA EMISSIONS S A U	5.984 20JUN11	318,130	323,834
TEMPLE ISLAND INC	6.625 15JAN18	223,740	233,458
TEVA PHARMACETICAL FIN CO LLC	6.150 01FEB36	303,405	294,837
TIAA GLOBAL MKTS	5.45 18MAY11 NT	1,496,813	1,463,851
TIME WARNER	6.625 15MAY29 DEB	168,080	173,352
TIME WARNER	6.50 15NOV36 NT	68,466	68,098
TIME WARNER ENTMT CO	7.250 01SEP08	954,526	986,261
TIME WARNER INC	6.625 15MAY29	1,286,203	1,293,704
TIME WARNER INC NEW	6.500 15NOV36	127,151	126,913
TOBACCO SETTLEMENT	5.625 01JUN37 ASSET BKD	293,291	312,332
TOBACCO SETTLEMENT	5.875 15MAY39 ASSET BKD	224,487	315,515
TOBACCO SETTLEMENT	6.375 15MAY28	250,943	315,715
TOBACCO SETTLEMENT AUTH IA	6.500 01JUN23	117,463	116,985
TOLL BROS FIN CORP	6.875 15NOV12	123,224	126,158
TOYOTA MTR CR	4.125 17MAR08 TRANCHE TR00233	356,090	361,604
TRICON GLOBAL RESTAURANTS	8.875 15APR11 SR NT	398,681	378,775
TXU AUSTRALIA HLDGS PTY LTD	6.150 15NOV13	261,485	253,571
TYCO INTL GROUP S A	6.000 15NOV13	181,730	182,304
TYSON FOODS INC	1.000 01APR16	166,233	170,870
UBS AG STAMFORD BRH MED TRM	5.875 15JUL16	586,365	607,032
UFJ FIN ARUBA A E C	6.750 15JUL13	786,738	757,343
UNION BK CALIF	5.950 11MAY16	243,751	250,799
UNION PAC CORP	6.625 01FEB08 NT	736,307	669,663
UNION PAC CORP	3.875 15FEB09	390,405	379,924
UNION PAC CORP	3.625 01JUN10	131,236	124,693
UNITED AIRLS PASS THRU TRUST	9.56 19OCT18	571,725	328,074
UNITED MEXICAN STS MTN	7.500 14JAN12	688,279	718,797
UNITED MEXICAN STS MTN	5.625 15JAN17	1,792,113	1,850,918
UNITEDHEALTH GROUP INC	5.375 15MAR16	463,202	460,437

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	US BK NATL ASSN CINNCINNATI	7.25 01DEC10 NT	904,523	893,434
	US DEPT VETERAN AFFAIRS REMIC VENDEE	6.000 15APR09	353,445	331,213
	USA WASTE SVCS INC	7.000 15JUL28	91,946	94,549
	VALE OVERSEAS LTD	6.250 23JAN17	1,005,695	1,017,727
	VALERO ENERGY CORP NEW	6.875 15APR12	338,200	326,012
	VALUE OVERSEAS LTD	6.25 23JAN17	291,506	294,993
	VERISON VA INC	4.625 15MAR13	665,856	689,440
	VERIZON COMMUNICATIONS INC	1.000 15AUG07	185,984	185,983
	VERIZON GLOBAL FDG	6.875 15JUN12 BD	495,600	458,827
	VERIZON GLOBAL FDG	4.625 15JUL18 GLOBAL NT	417,176	412,645
	VERIZON GLOBAL FDG CORP	4.900 15SEP15	163,979	163,375
	VERIZON GLOBAL FDG CORP	5.850 15SEP35	306,140	295,313
	VERIZON NEW JERSEY INC	5.875 17JAN12	196,888	198,323
	VODAFONE GROUP PLC	4.55 01MAY13 NT	323,751	325,316
	VODAFONE GROUP PLC NEW	5.500 15JUN11	273,267	274,777
	WACHOVIA CORP 2ND NEW	4.875 15FEB14	817,822	787,840
	WACHOVIA CORP NEW	5.300 15OCT11	1,617,375	1,619,367
	WACHOVIA CORP NEW	5.350 15MAR11	293,641	294,486
	WAL MART STORES	5.125 15FEB07 GLOBAL NT	262,027	263,104
	WALT DISNEY CO	5.700 15JUL11	947,672	966,124
	WAMU MTG	1.000 25OCT33	490,176	480,080
	WAMU MTG PASS THROUGH CTFS	1.000 25JAN45	108,720	109,007
	WAMU MTG PASS THROUGH CTFS	1.000 25JUL44	36,748	36,761
	WAMU MTG PASS THROUGH CTFS	1.000 25AUG34	328,203	323,943
	WAMU MTG PASS THROUGH CTFS	1.000 25APR35	122,071	120,015
	WASHINGTON MUT INC	4.000 15JAN09	342,593	338,802
	WASHINGTON MUT INC	1.000 15JAN10	285,275	285,118
	WASHINGTON MUT INC	4.625 01APR14	868,043	833,890
	WASTE MGMT INC DEL	6.875 15MAY09	546,999	511,009
	WASTE MGMT INC DEL	7.375 15MAY29	31,974	38,687
	WASTE MGMT INC DEL	7.375 01AUG10	110,188	104,122
	WELLLS FARGO + CO NEW	3.500 04APR08	1,175,667	1,150,310
	WELLPOINT INC	3.750 14DEC07	658,847	655,119
	WELLPOINT INC	42.50 15DEC09	414,955	413,899
	WELLPOINT INC	5.000 15JAN11	263,851	261,067
	WELLS FARGO & CO NEW	5.00 15NOV14 SUB NT	219,520	205,555
	WELLS FARGO & CO NEW	4.125 10MAR08 SR NT	86,924	85,882
	WELLS FARGO & CO NEW	4.125 10MAR08 SR NT	665,926	661,691
	WELLS FARGO + CO NEW	6.375 01AUG11	291,275	266,521
	WELLS FARGO MBS	1.000 25AUG36	737,846	741,229
	WESTERN FINL BK	9.625 15MAY12	175,985	171,117
	WESTERN UN CORP	5.93 01OCT16 NT 144A	415,858	415,418
	WESTVACO CORP	7.950 15FEB31	243,816	208,988
	WEYERHAEUSER CO	6.750 15MAR12	1,863,392	1,796,539
	WEYERHAEUSER CO	7.125 15JUL23	242,435	234,862
	WFS FINL 2003 2 OWNER TR	2.410 20DEC10	213,037	211,125
	WFS FINL 2004 2 OWNER TR	3.540 21NOV11	1,809,391	1,776,533
	WFS FINL 2004 4 OWNER TR	3.210 17MAY12	193,802	190,068
	WFS FINL 2005 2 ONER TR	4.570 19NOV12	171,293	169,608
	WINDSTREAM CORP	8.125 01AUG13	215,349	233,116
	WINDSTREAM CORP	8.625 07AUG16	66,839	75,030
	WPP FIN UK	5.875 15JUN14	170,806	171,000
	WYETH	5.500 01FEB14	227,701	222,358
	WYETH	5.500 01FEB14	229,866	226,293
	XCEL ENERGY INC	7.000 01DEC10	233,715	221,974
	XTO ENEGRY INC	4.900 01FEB14	644,130	648,535
	ZIONS BANCORPORATION	6.000 15SEP15	410,316	418,655
	ZIONS BANCORPORATION	1.000 15APR08	234,927	235,078
	ZIONS BANK	5.500 15NOV15	155,348	154,085

				271,899,585

	Commingled Funds
*	PIMCO Private Acct Portfolio	Commingled Fund	235,152	242,964
*	PIMCO Intl Portfolio Instl CL	Commingled Fund	3,064,265	2,397,807
*	PIMCO Real Return BD Portfolio CL	Commingled Fund	2,682,269	2,367,094
*	PIMCO Emerging Mkts Portfolio	Commingled Fund	3,685,346	3,657,750
*	PIMCO Invt Grade Corp Port Instl CL	Commingled Fund	7,941,793	7,621,147
*	PIMCO US Govt Sector Port Instl CL	Commingled Fund	9,383,526	8,879,941
*	PIMCO Mtg Portfolio Instl CL	Commingled Fund	15,617,867	15,362,836
*	PIMCO Short Term Portfolio Instl CL	Commingled Fund	15,903,349	15,785,863

				56,315,402

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	Benefit-Responsive Interest Rate Wrapper Contracts
*	AEGON INSTITUTIONAL MARKETS	Open-Ended Maturity	—
*	BANK OF AMERICA NT & SA	Open-Ended Maturity	—

			—

	Synthetic Guaranteed Investment Contracts		$612,875,198

	Commingled Funds:

	AMERICAN HOME MTG INVESTMENTS REIT	Commingled Fund	5,268
	ANNALY MORTGAGE MANAGEMENT INC	Commingled Fund	3,478
	BOSTON PPTYS INC	Commingled Fund	11,971
	BP PRODHOE BAY RTY UNIT BEN INT	Commingled Fund	525
	CROSS TIMBERS ROYALTY TRUST	Commingled Fund	11,921
	INTERNATIONAL EAFE EQUITY INDEX FUND	Commingled Fund	107,860,515
	DAYSTAR TECHNOLOGIES CL B WTS EXP 3/22/2009	Commingled Fund	3,577
	ENBRIDGE ENERGY PARTNERSHIP	Commingled Fund	2,470
	ENERGY TRANSFER PARTNERS LP UT PARTNERSHIP INT	Commingled Fund	43,280
	ENTERPRISE PRODUCTS PPTNS LP	Commingled Fund	37,674
	HPRT PPTYS TRUST	Commingled Fund	6,175
	HUGOTON RTY TR TEX UNIT BEN INT	Commingled Fund	6,039
	KINDER MORGAN ENERGY PARTNERS L P	Commingled Fund	23,248
	MESA ROYALTY TR UBI	Commingled Fund	10,400
	MESABI TRUST CTF BEN INT	Commingled Fund	16,474
	MIRANT COREP WTS SER A EXP 1/03/2011	Commingled Fund	106
	NASDAQ 100 TR	Commingled Fund	128,486
	REDBACK NETWORKS INC $5.00 WTS EXP 01/02/2010	Commingled Fund	160
	REDBACK NETWORKS INC $9.00 WTS EXP 01/02/2010	Commingled Fund	124
	S&P 500 Flagship Fund	Commingled Fund	190,704,647
	SAN JUAN BASIN RTY TR UNIT BEN INT	Commingled Fund	6,570
	T C PIPELINES	Commingled Fund	2,160
	US SMALL CAP INDEX FUTURES FD CMT4	Commingled Fund	79,804,782
	WEINGARTEN RLTY INVS SH BEN INT	Commingled Fund	23,055
	WINTHROP REALTY TR SH BEN INT	Commingled Fund	22,129

	Commingled Funds		$378,735,234

	Registered Investment Companies:

	ABN AMRO TALON MID CAP CL N N/C	Registered Investment Company	13,797
	AEGIS VALUE FUND INC	Registered Investment Company	24,548
	AIM MULTI SECTOR CLASS C	Registered Investment Company	29,183
	AIM REAL ESTATE CLASS C	Registered Investment Company	48,047
	ALLEGIANT MID CAP VALUE FD CL I	Registered Investment Company	553
*	ALLIANCEBER INTL VALUE ADVISOR	Registered Investment Company	17,198
	ALLIANZ OCC VALUE INSTITUTIONAL N/C	Registered Investment Company	370
	ALLIANZ RCM BIOTECH FUND CLASS D	Registered Investment Company	362
	ALLIANZ RCM HEALTHCARE FD CL D	Registered Investment Company	27,522
	ALLIANZ RCM TECH INSTL CL	Registered Investment Company	13,819
	ALLIANZ RCM TECHNOLOGY CL D	Registered Investment Company	1,597
	ALPINE DYNAMIC DIVID FUND	Registered Investment Company	1,250
	ALPINE INTERNATIONAL REAL ESTATE EQUITY Y	Registered Investment Company	10,296
	AMER CENTURY TARGET MATURITIES TR 2010	Registered Investment Company	20,490
	AMERICAN AADVANTAGE SMALL CAP VAL INSTL	Registered Investment Company	37,987
	AMERICAN AMCAP CL R2	Registered Investment Company	13,121
	AMERICAN CAPITAL INCOME BUILDER CL F	Registered Investment Company	32,085
	AMERICAN CAPITAL INCOME BUILDER CL R2	Registered Investment Company	32,937
	AMERICAN CAPITAL WORLD GR & INC R2	Registered Investment Company	13,625
	AMERICAN CENTURY EQUITY INCOME	Registered Investment Company	31,911
	AMERICAN CENTURY GLOBAL GOLD	Registered Investment Company	1,085
	AMERICAN EUROPACIFIC GROWTH CLASS F	Registered Investment Company	104,664
	AMERICAN FUNDAMENTAL INVESTORS CL F	Registered Investment Company	14,852
	AMERICAN GROWTH FUND OF AMERICA CLASS F	Registered Investment Company	42,508
	AMERICAN HIGH-INCOME CLASS F	Registered Investment Company	30,343
	AMERICAN INCOME FUND OF AMERICA R5	Registered Investment Company	543
	AMERICAN INCOME FUND OF AMERICA CLASS F	Registered Investment Company	28,480
	AMERICAN INVESTMNT CO OF AMERICA CL A	Registered Investment Company	14,901
	AMERICAN NEW PERSPECTIVE CLASS A	Registered Investment Company	251
	AMERICAN NEW PERSPECTIVE R2	Registered Investment Company	13,430
	AMERICAN NEW WORLD FUND R2	Registered Investment Company	13,878
	AMERISTOCK MUTUAL FUND	Registered Investment Company	62,802
	ARIEL APPRECIATION	Registered Investment Company	255,938
	ARIEL GROWTH CLASS A	Registered Investment Company	16,330
	ARTISAN OPPORTUNISTIC VALUE	Registered Investment Company	31,452
	ARTISAN INTERNAT’L	Registered Investment Company	43,216
	ARTISAN INTL VALUE FUND	Registered Investment Company	58,690
	ARTISAN MID CAP	Registered Investment Company	21,558

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

ATLANTIC WHITEHALL GROWTH N/C	Registered Investment Company	3,610
BARON GROWTH & INC	Registered Investment Company	512
BERKSHIRE FOCUS FUND	Registered Investment Company	230
BJURMAN MICRO CAP GROWTH	Registered Investment Company	1,335
BLACK OAK EMERGING TECHNOLOGY FUND	Registered Investment Company	175
BLACK ROCK ALL CAP GLOBAL RES PORT CL A	Registered Investment Company	6,607
BRANDYWINE BLUE	Registered Investment Company	11,162
BRAZOS MICRO CAP GROWTH	Registered Investment Company	666
BRIDGEWAY AGGRESSIVE INVESTOR 1	Registered Investment Company	28,354
BRIDGEWAY AGGRESSIVE INVESTOR 2	Registered Investment Company	269,695
BRIDGEWAY SMALL CAP GROWTH CL N	Registered Investment Company	9,899
BRIDGEWAY ULTRA SMALL CO MARKET	Registered Investment Company	1,975
BROWN CAPITAL MGMT SMALL COMPANY INST.	Registered Investment Company	3,151
BUFFALO MID CAP FUND	Registered Investment Company	4,991
BUFFALO SMALL CAP GROWTH	Registered Investment Company	67,864
CALAMOS GROWTH AND INCOME CLASS C	Registered Investment Company	54,027
CALAMOS GROWTH CLASS A	Registered Investment Company	66,931
CALAMOS GROWTH FUND CLASS C	Registered Investment Company	67,311
CALVERT SOCIAL INVST MANAGED GROWTH CL A	Registered Investment Company	57,744
CAMBIAR OPPORTUNITY INVESTOR CL	Registered Investment Company	113,288
CHESAPEAKE CORE GROWTH FUND	Registered Investment Company	16,121
CLIPPER	Registered Investment Company	66,873
COHEN & STEERS ASIA PACIFIC REALTY CL A	Registered Investment Company	4,952
COHEN & STEERS REALTY SHARES	Registered Investment Company	19,735
COLUMBIA ACORN CLASS Z N/C	Registered Investment Company	9,554
COLUMBIA MARSICO 21ST CENTURY CL Z	Registered Investment Company	19,821
CRM MID CAP VALUE INVESTOR SHARES	Registered Investment Company	131
CRM MID-CAP VALUE FD-INSTITUTIONAL	Registered Investment Company	7,304
DELAWARE EMERGING MARKETS CLASS A	Registered Investment Company	19,902
DIREXION S&P 500 BEAR 1X FUND	Registered Investment Company	10,166
DODGE & COX BALANCE	Registered Investment Company	49,155
DODGE & COX INCOME	Registered Investment Company	85,881
DODGE & COX INTERNATL STOCK FUND	Registered Investment Company	321,474
DODGE & COX STOCK	Registered Investment Company	228,079
DREYFUS EMERGING MARKETS	Registered Investment Company	31,691
DREYFUS MIDCAP VALUE FUND	Registered Investment Company	12,967
DREYFUS PREMIER ENTERPRISE CL B	Registered Investment Company	12,357
DREYFUS PREMIER LTD TERM INCOME CL R	Registered Investment Company	3,419
DRIEHAUS EUROPEAN OPPORTUNITY	Registered Investment Company	19,571
EATON VANCE WORLDWIDE HEALTH SCIENCES CLASS A	Registered Investment Company	1,550
EXCELSIOR EMERGING MARKETS	Registered Investment Company	2,054
EXCELSIOR REAL ESTATE	Registered Investment Company	56,455
EXCELSIOR VALUE AND RESTRUCTURING	Registered Investment Company	107,800
FAIRHOLME FUND	Registered Investment Company	37,929
FAM VALUE	Registered Investment Company	60,011
FBR SMALL CAP CLASS A N/C	Registered Investment Company	15,019
FIDELITY CANADA	Registered Investment Company	11,860
FIDELITY CAPITAL APPRECIATION	Registered Investment Company	22,487
FIDELITY CAPITAL & INCOME	Registered Investment Company	4,351
FIDELITY CHINA REGION	Registered Investment Company	8,922
FIDELITY CONTRAFUND	Registered Investment Company	303,815
FIDELITY CONVERTIBLE SECURITIES	Registered Investment Company	21,303
FIDELITY DIVERSIFIED INTERNATIONAL	Registered Investment Company	124,334
FIDELITY DIVIDEND GROWTH	Registered Investment Company	122,360
FIDELITY EMERGING MARKETS	Registered Investment Company	3,001
FIDELITY EXPORT & MULTINATIONAL	Registered Investment Company	25,423
FIDELITY FLOATING RATE HIGH INCOME	Registered Investment Company	7,984
FIDELITY INTERNAT’L REAL ESTATE FUND	Registered Investment Company	19,277
FIDELITY INTERN’TL SMALL CAP	Registered Investment Company	13,461
FIDELITY INT’L DISCOVERY	Registered Investment Company	23,670
FIDELITY JAPAN	Registered Investment Company	18,639
FIDELITY JAPAN SMALL COMPANIES	Registered Investment Company	16,991
FIDELITY LARGE CAPITAL STOCK	Registered Investment Company	9,605
FIDELITY LATIN AMERICA	Registered Investment Company	25,538
FIDELITY LEVERAGED COMPANY STOCK	Registered Investment Company	73,669
FIDELITY LOW PRICED STOCK	Registered Investment Company	63,417
FIDELITY MID CAP STOCK	Registered Investment Company	41,915
FIDELITY MID CAP GROWTH	Registered Investment Company	30,409
FIDELITY NEW MARKETS INCOME	Registered Investment Company	8,434
FIDELITY OVERSEAS	Registered Investment Company	23,433
FIDELITY REAL ESTATEINVESTMENT	Registered Investment Company	59,835
FIDELITY SELECT BIOTECHNOLOGY	Registered Investment Company	245
FIDELITY SELECT DEFENSE & AEROSPACE	Registered Investment Company	319
FIDELITY SELECT ENERGY SERVICE	Registered Investment Company	26,760
FIDELITY SELECT GOLD	Registered Investment Company	1,056
FIDELITY SELECT NATURAL RESOURCES	Registered Investment Company	21,859
FIDELITY SELECT PHARMACEUTICAL	Registered Investment Company	1,379
FIDELITY SELECT TECHNOLOGY	Registered Investment Company	1,935

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	FIDELITY SELECT TRANSPORT	Registered Investment Company	21,048
	FIDELITY SELECT UTILITIES GROWTH	Registered Investment Company	1,835
	FIDELITY SELECT WIRELESS PORTFOLIOS	Registered Investment Company	1,475
	FIDELITY SMALL CAP STOCK	Registered Investment Company	17,897
	FIDELITY SMALL CAP GROWTH	Registered Investment Company	21,237
	FIDELITY SOUTHEAST ASIA	Registered Investment Company	26,026
	FIDELITY STRATEGIC REAL RETURN	Registered Investment Company	5,274
	FIDELITY US BOND INDEX	Registered Investment Company	17,059
	FIDELITY UTILITIES	Registered Investment Company	2,214
	FIDELITY VALUE	Registered Investment Company	24,255
	FIDELITY VALUE DISCOVERY	Registered Investment Company	868
	FIDELITY WORLDWIDE	Registered Investment Company	8,918
	FIRST AMERICAN TAX FREE CL Y	Registered Investment Company	711
	FIRST EAGLE GLOBAL CLASS C	Registered Investment Company	6,854
	FIRSTHAND GLOBAL TECHNOLOGY	Registered Investment Company	249
	FIRSTHAND TECHNOLOGY VALUE	Registered Investment Company	455
	FRANKLIN INCOME CLASS C	Registered Investment Company	45,096
	FRANKLIN NATURAL RESOURCES A	Registered Investment Company	4,275
	FRANKLIN REAL ESTATE SECURITIES CLASS C	Registered Investment Company	60,913
	FUND*X UPGRADER FUND	Registered Investment Company	13,899
	FUNDAMENTAL INVESTORS	Registered Investment Company	22,991
	FUNDX AGGRESSIVE UPGRADER FUND	Registered Investment Company	6,176
	FUNDX STOCK UPGRADE FUND	Registered Investment Company	1,096
	GABELLI EQUITY INCOME FUND	Registered Investment Company	12,648
	GABELLI UTILITIES FUND CLASS C	Registered Investment Company	8,276
	GAMCO GROWTH FUND	Registered Investment Company	9,820
	GARTMORE MICRO CAP EQUITY CLASS A	Registered Investment Company	6,492
	GOLDMAN SACHS ASSET ALLOC GROWTH STRAT C	Registered Investment Company	15,968
	GREENSPRING FUND	Registered Investment Company	12,702
	GROWTH FUND OF AMERICA	Registered Investment Company	25,965
	GUINNESS ATKINSON CHINA & HONG KONG	Registered Investment Company	2,949
	GUINNESS ATKINSON GLOBAL ENERGY	Registered Investment Company	1,041
	HANCOCK HORIZON BURKENROAD FUND CL D	Registered Investment Company	40,308
	HARBOR INTERNATIONAL	Registered Investment Company	75,919
	HEARTLAND VALUE	Registered Investment Company	36,614
	HENNESSY CORNERSTONE GROWTH FD SERIES II	Registered Investment Company	7,323
	HENNESSY CORNERSTONE GROWTH N/C	Registered Investment Company	46,928
	HENNESSY FOCUS 30 FUND	Registered Investment Company	4,599
	HUSSMAN STRATEGIC GROWTH	Registered Investment Company	21,161
	ICON ENERGY	Registered Investment Company	35,240
	ICON HEALTHCARE	Registered Investment Company	9,248
	ICON LONG SHORT CLASS I	Registered Investment Company	54,009
	INVESCO LEISURE N/C	Registered Investment Company	369
	IVY GLOBAL NATURAL RESOURCES CLASS C	Registered Investment Company	8,962
	JAMES ADVANTAGE SMALL CAP	Registered Investment Company	31,178
	JANUS EQUITY INCOME	Registered Investment Company	66,995
	JANUS FLEXIBLE INCOME	Registered Investment Company	44,987
	JANUS GROWTH AND INCOME	Registered Investment Company	10,266
	JANUS MERCURY	Registered Investment Company	3,461
	JANUS MID CAP VALUE INVST SHS N/C	Registered Investment Company	52,090
	JANUS OVERSEAS	Registered Investment Company	76,434
	JANUS RISK MANAGED STOCK FUND	Registered Investment Company	24,191
	JENNISON UTILITY CL C	Registered Investment Company	617
	JP MORGAN MID CAP VALUE INSTL	Registered Investment Company	23,457
	JPMORGAN SMALL CAP EQUITY FND SELECT CL	Registered Investment Company	14,152
	JULIUS BAER INT’L EQUITY	Registered Investment Company	58,635
	KINETICS SMALL CAP OPPORTUNITIES	Registered Investment Company	5,893
	LAUDUS INTERNATIONAL MARKETMASTERS INV CL	Registered Investment Company	23,653
	LEUTHOLD SELECT INDUSTRIES	Registered Investment Company	66,371
	LONGLEAF PARTNERS	Registered Investment Company	43,038
*	LOOMIS SAYLES BOND RETAIL SHARES	Registered Investment Company	38,123
*	LOOMIS SAYLES GLOBAL BOND RETAIL	Registered Investment Company	4,774
	LORD ABBETT AFFILIATED CLASS C	Registered Investment Company	31,736
	LORD ABBETT RESEARCH SMALL CAP CLASS C	Registered Investment Company	50,711
	MAINSTAY ICAP SELECT EQUITY FD CL I	Registered Investment Company	45,469
	MANAGERS FREMONT MICRO-CAP FUND N/C	Registered Investment Company	64,151
	MANAGERS INTERMEDIAT DURATION GOVERNMENT	Registered Investment Company	24,167
	MANNING & NAPIER PRO BLEND MAX TERM SER	Registered Investment Company	864
	MARSICO FOCUS	Registered Investment Company	34,006
	MARSICO GROWTH AND INCOME	Registered Investment Company	115,734
	MARSICO INTERNAT’L OPPORTUNITIES	Registered Investment Company	41,871
	MASTERS SELECT EQUITY	Registered Investment Company	66,588
	MATRIX ADVISORS VALUE	Registered Investment Company	6,199
	MATTHEWS DRAGON CENTURY CHINA	Registered Investment Company	698
	MATTHEWS INDIA FUND	Registered Investment Company	17,404
	MATTHEWS KOREA FUND	Registered Investment Company	11,263
	MATTHEWS PACIFIC TIGER	Registered Investment Company	158,205
	MERIDIAN FUND	Registered Investment Company	154,310

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2006

	MERIDIAN VALUE FUND	Registered Investment Company	4,751
	MFS HIGH YIELD OPPORTUNITIES CL C	Registered Investment Company	44,342
	MFS INTERNATIONAL NEW DISCOVERY CL C	Registered Investment Company	35,519
	MFS MID CAP VALUE CLASS C	Registered Investment Company	24,479
	MFS RESEARCH BOND CL C	Registered Investment Company	47,903
	MFS TOTAL RETURN CLASS C	Registered Investment Company	34,752
	MORGAN STA INST INC. US REAL ESTATE CL A	Registered Investment Company	4,614
	NEEDHAM GROWTH FUND	Registered Investment Company	2,272
	NEUBERGER BERMAN INT’L INVESTOR CLASS	Registered Investment Company	45,234
	NEUBERGER BERMAN INT’L TRUST CLASS	Registered Investment Company	23,557
	NEUBERGER BERMAN PARTNERS INVESTOR	Registered Investment Company	16,321
	NEUBERGER BERMAN PARTNERS TRUST CLASS	Registered Investment Company	16,432
	NUVEEN QUALITY PFD INCOME FD 2	Registered Investment Company	78,624
	OAKMARK EQUITY & INCOME FD	Registered Investment Company	252,806
	OAKMARK FUND	Registered Investment Company	406,736
	OAKMARK INTERNAT’L	Registered Investment Company	67,022
	OAKMARK INTERNAT’L SMALL CAP	Registered Investment Company	7,626
	OAKMARK SELECT	Registered Investment Company	11,362
	OIL & GAS ULTRA SECT PRO FDS -INVESTOR	Registered Investment Company	1,101
	OLD MUTUAL LARGE CAP FUND CL Z	Registered Investment Company	3,704
	OLD MUTUAL MID CAP FUND CL Z N/C	Registered Investment Company	4,912
	OPPENHEIMER INT’L BOND CLASS C	Registered Investment Company	42,998
	OPPENHEIMER MIDCAP CLASS C	Registered Investment Company	23,056
	OPPENHEIMER SMALL & MID CAP VALUE CL C	Registered Investment Company	26,136
	PERRITT EMERGING OPPORTUNITIES FUND	Registered Investment Company	1,114
*	PIMCO ALL ASSET INST CLASS	Registered Investment Company	58,518
*	PIMCO COMMODITY REAL	Registered Investment Company	45,299
*	PIMCO FOREIGN BOND F D (UNHEDGED) INST CL	Registered Investment Company	20,033
*	PIMCO REAL RETURN CLASS C	Registered Investment Company	26,248
*	PIMCO REAL RETURN CLASS D	Registered Investment Company	33,584
*	PIMCO SHORT TERM INSTITUTIONAL	Registered Investment Company	39,829
*	PIMCO TOTAL RETURN CLASS D	Registered Investment Company	7,673
	PIN OAK AGGRESSIVE STOCK	Registered Investment Company	445
	PRIMECAP ODYSSEY GROWTH FUND	Registered Investment Company	22,817
	PRUDENT GLOBAL INC FUNDS	Registered Investment Company	49,580
	RAINIER SMALL MID CAP EQUITY	Registered Investment Company	37,109
	RED OAK TECHNOLOGY SELECT	Registered Investment Company	310
	ROWE T PRICE HIGH YIELD FD INC	Registered Investment Company	7,152
	ROYCE LOW PRICED STOCK FUND	Registered Investment Company	190,650
	ROYCE MICROCAP	Registered Investment Company	74,693
	ROYCE OPPORTUNITY FUND	Registered Investment Company	80,475
	ROYCE PA MUTUAL	Registered Investment Company	159,213
	ROYCE PREMIER SERIES	Registered Investment Company	34,966
	ROYCE SPECIAL EQUITY	Registered Investment Company	5,964
	ROYCE TOTAL RETURN FUND	Registered Investment Company	123,750
	ROYCE VALUE FUND SERVICE CL	Registered Investment Company	10,644
	ROYCE VALUE PLUS SERVICE CLASS	Registered Investment Company	28,684
	RS GLOBAL NATURAL RESOURCES N/C	Registered Investment Company	14,016
	RYDEX EUROPE ADVANTAGE CL H	Registered Investment Company	1,122
	RYDEX INVERSE DYNAMI RUSSELL 2000 CL H	Registered Investment Company	44,671
	SELECT ENERGY	Registered Investment Company	19,301
	SELECT MEDICAL DELIVERY	Registered Investment Company	35,619
	SELECT MEDICAL EQUIPMENT & SYSTEMS	Registered Investment Company	20,045
	SELECT NATURAL GAS	Registered Investment Company	1,759
	SELECTED AMERICAN SHARES	Registered Investment Company	83,048
	SKYLINE SPECIAL EQUITIES	Registered Investment Company	7,192
	SPARTAN MARKET INDEX	Registered Investment Company	14,177
	SPARTAN TOTAL MARKET INDEX	Registered Investment Company	37,636
*	SSGA AGGRESSIVE EQUITY	Registered Investment Company	8,670
*	SSGA EMERGING MARKETS	Registered Investment Company	40,131
*	SSGA LIFE SOLUTIONS GROWTH FUND	Registered Investment Company	11,227
*	SSGA SMALL CAP EQUITY	Registered Investment Company	88,717
	T ROWE PRICE EQUITY INCOME	Registered Investment Company	279,410
	T ROWE PRICE INTERNATIONAL BOND	Registered Investment Company	3
	T ROWE PRICE MID CAP GROWTH	Registered Investment Company	1,446
	T ROWE PRICE CAP APPRECIATION	Registered Investment Company	134,118
	T ROWE PRICE CORPORATE INCOME	Registered Investment Company	29,731
	T ROWE PRICE EMERG EURO & MEDITERRANEAN	Registered Investment Company	151,937
	T ROWE PRICE EMERGING MKTS STOCK	Registered Investment Company	20,084
	T ROWE PRICE GROWTH STOCK ADVISOR CL	Registered Investment Company	1,088
	T ROWE PRICE HEALTH SCIENCES	Registered Investment Company	17,423
	T ROWE PRICE INTL DISCOVERY FUND	Registered Investment Company	48,830
	T ROWE PRICE INT’L EMERGING MARKET BOND	Registered Investment Company	5,252
	T ROWE PRICE INT’L JAPAN	Registered Investment Company	2,543
	T ROWE PRICE LATIN AMERICA FUND	Registered Investment Company	8,173
	T ROWE PRICE MID CAP VALUE	Registered Investment Company	169,833
	T ROWE PRICE NEW HORIZONS FD INC	Registered Investment Company	3,253
	T ROWE PRICE REAL ESTATE FUND	Registered Investment Company	16,369

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

T ROWE PRICE SMALL CAP STOCK	Registered Investment Company	4,470
TARGET MODERATE ALLOCATION CL C N/C	Registered Investment Company	15,834
TEMPLETON DEVELOPING MARKETS ADVISOR CL	Registered Investment Company	37,562
THE CONTRARIAN FUND N/C	Registered Investment Company	20,749
THIRD AVE SMALL CAP VALUE FD	Registered Investment Company	48,270
THIRD AVENUE INTL VALUE	Registered Investment Company	27,019
THIRD AVENUE REAL ESTATE VALUE	Registered Investment Company	107,169
THIRD AVENUE VALUE	Registered Investment Company	125,014
THOMPSON PLUMB GROWTH FUND	Registered Investment Company	28,908
TIMOTHY PLAN CONSERV GROWTH CL C	Registered Investment Company	18,444
TIMOTHY PLAN FIXED INCOME CLASS C	Registered Investment Company	3,302
TIMOTHY PLAN STRATEG IC GROWTH CL C	Registered Investment Company	10,637
TOCQUEVILLE GOLD FUND	Registered Investment Company	126,744
TRANSAMERICA PREMIER BALANCED	Registered Investment Company	354
TWEEDY BROWN GLOBAL VALUE FUND	Registered Investment Company	191,651
UNDISCOVERED MGRS BEHAVIOR VALUE INSTL	Registered Investment Company	8,326
US GLOBAL REGION EAST EUROPEAN	Registered Investment Company	46,281
US GLOBAL RESOURCES	Registered Investment Company	5,785
US GOLD SHARES	Registered Investment Company	1,473
US WORLD PRECIOUS MINERALS	Registered Investment Company	8,142
UTILITIES ULTRA SECTOR PRO FUND INV	Registered Investment Company	957
VALUE LINE SMALL CAP GROWTH	Registered Investment Company	14,799
VAN KAMPEN EQUITY AND INCOME CLASS C	Registered Investment Company	16,433
VANGAURD MID CAP VALUE INDEX FD	Registered Investment Company	5,852
VANGUARD BALANCED INDEX	Registered Investment Company	5,628
VANGUARD BOND INDEX TOTAL MARKET	Registered Investment Company	59,747
VANGUARD EXTENDED MARKET INDEX TRUST	Registered Investment Company	31,597
VANGUARD FIXED INC HIGH YIELD CORP	Registered Investment Company	64,264
VANGUARD GLOBAL EQUITY	Registered Investment Company	37,273
VANGUARD GNMA	Registered Investment Company	1,063
VANGUARD GROWTH INDEX	Registered Investment Company	5,978
VANGUARD INDEX TRUST S&P 500 PORT	Registered Investment Company	240,154
VANGUARD INDEX TRUST SMALL CAP GROWTH	Registered Investment Company	57,705
VANGUARD INFLATION PROTECTED SECS	Registered Investment Company	74,564
VANGUARD INTERNATL VALUE PORTFOLIO	Registered Investment Company	13,426
VANGUARD INTER-TERM BOND INDEX PORT	Registered Investment Company	51,370
VANGUARD INTL EQUITYEUROPEAN	Registered Investment Company	4,978
VANGUARD INTL EQUITYPACIFIC	Registered Investment Company	70,375
VANGUARD LIFE STRAT MODERATE GROWTH	Registered Investment Company	74,502
VANGUARD MID CAP INDEX	Registered Investment Company	170,820
VANGUARD MID-CAP GROWTH FUND	Registered Investment Company	5,768
VANGUARD MUNI BOND INTERMEDIATE TM PORT	Registered Investment Company	1,046
VANGUARD PRECIOUS METALS & MINING FUND	Registered Investment Company	16,756
VANGUARD SHORT TERM BOND INDEX	Registered Investment Company	106,695
VANGUARD SHORT TERM CORP FIXED INC SECS	Registered Investment Company	19,544
VANGUARD SMALL CAP STOCK INDEX TRUST	Registered Investment Company	55,884
VANGUARD SPECIALIZED ENERGY PORT	Registered Investment Company	168,231
VANGUARD SPECIALIZED REIT INDEX FUND	Registered Investment Company	94,647
VANGUARD STRATEGIC EQUITY	Registered Investment Company	45,428
VANGUARD TARGET RET 2035 FD INVESTOR CL	Registered Investment Company	231,918
VANGUARD TOTAL INTL STOCK INDEX FUND	Registered Investment Company	53,765
VANGUARD TOTAL STOCK MARKET	Registered Investment Company	76,302
VANGUARD UTILITIES INCOME	Registered Investment Company	4,146
VANGUARD VALUE INDEX	Registered Investment Company	12,077
VANGUARD WELLINGTON FUND	Registered Investment Company	152,284
VANGUARD WINDSOR II	Registered Investment Company	84,951
VANGUARD WINDSOR II ADMIRAL	Registered Investment Company	136,777
VANGUARD/WELLESLEY INCOME	Registered Investment Company	81,453
VICE FUND	Registered Investment Company	14,569
WASATCH HERITAGE GROWTH FUND	Registered Investment Company	32,165
WASATCH SMALL CAP GROWTH	Registered Investment Company	16,775
WASATCH SMALL CAP VALUE	Registered Investment Company	53,737
WEITZ PARTNERS VALUE	Registered Investment Company	43,009

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2006	Schedule I

	WEITZ VALUE	Registered Investment Company	35,553
	WELLS FARGO ASIA PACIFIC FD-INVESTOR	Registered Investment Company	27,522
	WELLS FARGO C&B MID CAP VALUE FD CL D N/C	Registered Investment Company	8,846
	WESTWOOD EQUITY FUND CL AAA	Registered Investment Company	102,960
	WHITE OAK GROWTH STOCK	Registered Investment Company	999
	WILLIAM BLAIR INT’L GROWTH FUND	Registered Investment Company	10,837
	WINTERGREEN FUND	Registered Investment Company	40,295
	YACKTMAN FUND	Registered Investment Company	16,163

	Registered Investment Companies		$13,602,410

*	Participant Loans	Interest rates range from 5.00% to 10.00%	$29,619,239

	Collateral Held on Loaned Securities:
	QUALITY D SHORT-TERM INVESTMENT FUND	Commingled Fund	$87,326,904

	Total Investments		$1,715,249,982

*	Party-in-interest

**	Investments underlying the Stable Income Fund, Composite Fund and General Equity Fund are considered non-participant-directed for purposes of reporting cost information within this schedule. All other investments are considered to be participant-directed, for which cost information is not required to be reported.

Baxter International Inc. and Subsidiaries

Incentive Investment Plan
Schedule H, Line 4j — Schedule of Reportable Transactions

Year Ended December 31, 2006	Schedule II

					Current Value
					of Asset on
		Purchase	Selling	Cost of	Transaction	Net Gain
Identity of Party Involved	Description of Asset	Price	Price	Asset	Date	or (Loss)

State Street Bank and Trust Company Short-Term Investment Fund	Interest-bearing cash	$408,915,977	$406,653,627	$406,653,627	$406,653,627	$—

United States Treasury Bond	4.500 15FEB36	48,626,083	42,955,771	42,767,304	42,955,771	188,467

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC. AND SUBSIDIARIES INCENTIVE INVESTMENT PLAN
Date: June 27, 2007	By:	/s/ Robert M. Davis
Robert M. Davis
Corporate Vice President and Chief Financial Officer